UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                          --------------------------

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                          --------------------------

       Date of Report (Date of earliest event reported): February 12, 2004
                          --------------------------



                            MARCONI CORPORATION PLC

            (Exact name of registrant as specified in its charter)

                          --------------------------



England and Wales               33-12430                    xxx
 ----------------------------   ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


       New Century Park, PO Box 53,
       Coventry, CV3 1HJ

       ----------------------------------------          ----------
       (Address of principal executive offices)          (Zip Code)


       Registrant's telephone number, including area code:


              ---------------------------------------------------
       (Former name or former address, if changed since last report)



==============================================================================

Item No. 12     Press release dated 12 February, 2004 - Q3 Results

Press enquiries:
Joe Kelly,   tel: 0207 306 1771; email: joe.kelly@marconi.com
David Beck, tel: 0207 306 1490; email: david.beck@marconi.com

Investor enquiries:
Heather Green, tel: 0207 306 1735; email: heather.green@marconi.com



                        MARCONI CORPORATION PLC: RESULTS

              FOR THE THREE AND NINE MONTHS ENDED 31 DECEMBER 2003

* Strong Q3 sales performance trending towards year-on-year stability in Network Equipment and Network Services; outlook maintained

     -    Further  5%  sequential  sales  increase  in Q3 to  GBP408m  (Q2 FY04:
          GBP389m) driven by growth in Fixed Wireless Access (FWA), North American Access (NAA), Outside Plant & Power (OPP) and Value-Added Services (VAS)

     - Year-on-year sales decline narrowing; Q3 FY04 down 11% on Q3 FY03 (GBP456m) compared to 28% and 19% year-on-year declines in Q1 and Q2 respectively

     -    Flat to slight  increase in sales (at constant  currency and excluding
          NAA) expected in Q4 FY04 (vs Q3 FY04); reduced demand in FWA, OPP and VAS should be offset by growth in UK and BBRS Federal sales

     - Q1 FY05 sales expected to return to Q1 FY04 level in line with typical seasonal pattern of customer demand

     -    Further solid progress in operational performance improvements in Q3

 * Adjusted (1) gross margin increased to 27.9% (Q2 FY04: 26.2%) through outsourcing, rationalisation and procurement initiatives and increased volumes within the supply chain; gross margin including exceptional credits up to 28.7% (Q2 FY04: 26.5%); target exit run-rate (2) raised to range of 28 to 30% by 31 March 2004, reflecting further planned cost reductions

* Adjusted (1) operating cost run-rate (1) reduced to GBP435m per annum by 31 December 2003 (GBP416m excluding NAA); target improved to around GBP390m by 31 March 2004 reflecting NAA disposal, current US dollar exchange rates and incremental cost savings

* Exceptional cash costs to more effectively complete current restructuring plans: GBP92m in FY04 (of which GBP30m expected in Q4) and GBP25m during FY05

 *   Q3 EBITA (after share options, before exceptional items) GBP5m loss
(Q2 GBP24m loss), Group operating loss GBP66m (Q2 GBP62m) including goodwill amortisation; increase due to exceptional P&L restructuring costs

     -    Maintaining momentum on cash generation initiatives

     -    Fifth  consecutive  quarter of  positive  operating  cash flow  before
          exceptional   items  at  GBP35m  resulting  from  improved   operating
          performance and modest contribution from working capital

     - Net cash position further reinforced to GBP108m at 31 December 2003 (from GBP99m at 30 September 2003)

(1) Adjusted measures are before share option costs, goodwill amortisation and exceptional items; a full reconciliation to non-adjusted measures are provided in the Group's Non-Statutory Accounts and Operating and Financial Review for the three and nine months ended 31 December 2003.

(2) Run-rate is the measure of annualised gross margin or operating costs before share options, exceptional and non-recurring items calculated on the last day of the period.

     -    Driving forward with next generation multi-service product platforms

     -    New multi-haul DWDM platform launched; first sale to TeliaSonera

     - Optical multi-service metro 16-64 platform launchedNovember 2003; already shipping to customers in Germany and Eastern Europe

     - Frame contract renewal for next generation optical portfolio to Telecom Italia; frame contract extended for ongoing Access Hub deployment

     - Successful field test of VOIP-based Softswitch solution by Jersey Telecom; Kingston migrating to full IP enabled network deployment following successful pilot trial of Marconi Softswitch

     - First trial of Access Hub with Asian service provider commencing shortly

     -    Extension  to  long-term  BT  services   contract  to  encompass  next
          generation product support (including Access Hub)

     - New product launches planned at 3GSM Cannes - new multi-service AXR digital multipoint radio transmission platform; and CeBIT 2004- Series 4 SDH SMA1/4 ultra-compact , BXR-48000 multi-service switch router release 2 with enhanced IP capability, and Access Hub VDSL combo-card



London - 12 February 2004 - Marconi Corporation plc (MONI) today provided results for the three and nine months ended 31 December 2003.

Commenting on the results, Mike Parton, Chief Executive, said: "We delivered another solid performance in the three months to the end of December. In the period since completing our financial restructuring, we have continued to make progress in strengthening our balance sheet and our business.

"We have maintained our sales outlook for the current and next quarter, and have today announced plans to more effectively complete our current planned cost reductions and generate incremental cost savings that allow us to improve our year-end operational targets. Achievement of these plans will reduce our breakeven point to sales of around GBP335 million per quarter and will deliver long-term benefits to the business as a whole.

"Finally, we continue to enjoy success with our next generation products and services, which are being well received by our customers, despite the very competitive marketplace in which we operate."

Important Notice

This news release should be read in conjunction with Marconi Corporation Group Non-Statutory Accounts and Operating and Financial Review for the three and nine months ended 31 December 2003. Marconi Corporation plc US GAAP accounts for the same periods will be filed with the SEC later today and made available on Marconi's website by midday (UK time).

Throughout the period of restructuring which has spanned the two financial years ended 31 March 2002 and 2003, the Group incurred significant exceptional items and recorded a significant impairment of goodwill. In order to present more clearly the underlying business in this Press Release and in the accompanying Operating and Financial Review, management also presents and focuses its commentary on adjusted gross margins, operating losses and cash flows after removing the impact of these material items.

Analyst Presentation and Conference Call

Management will host a conference call for analysts and investors at 4:00 p.m. (UK time) today 12 February 2004.

The conference call can be accessed on Marconi's website or by dialling +44 (0) 20 8996 3900 (in the UK), or +1 617 847 3007 (in the US) and quoting "Marconi Q3 Results". A replay facility will be available for 14 days by dialling +44 (0) 1296 618 700, access code 528732 (in the UK) or +1 617 801 6888, access code
76665605 (in the US).

About Marconi Corporation plc

Marconi Corporation plc is a global telecommunications equipment, services and solutions company. The company's core business is the provision of innovative and reliable optical networks, broadband routing and switching and broadband access technologies and services. The company's customer base includes many of the world's largest telecommunications operators.

The company is listed on the London Stock Exchange under the symbol MONI and on Nasdaq under the symbol MRCIY. Additional information about Marconi Corporation can be found at www.marconi.com.

Copyright (c) 2004 Marconi Corporation plc. All rights reserved. All brands or product names are trademarks of their respective holders.

This document contains certain statements that are not historical facts, including statements about Marconi's expectations and beliefs and statements with respect to its business plan, operations and financial performance and condition and other objectives. Such statements are forward-looking statements. These statements typically contain words such as "intends", "expects", "anticipates", "estimates", "aim", "believe", "assume", "should" and words of similar import, which are predictions of or indicate future events and future trends. Undue reliance should not be placed on such statements, which are based on Marconi's current plans, estimates, projections and assumptions. By their nature, forward-looking statements involve known and unknown risk and uncertainty because they relate to events and depend on circumstances which may occur in the future and which in some cases are beyond our control. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, future revenues being lower than expected; increasing competitive pressures within the industry; general economic conditions or conditions affecting the relevant industries, both domestically and internationally, being less favourable than expected. Marconi has identified some important factors that may cause such differences in Marconi's Form 20-F annual report for year ended 31 March 2003, Form 6-K report for the quarter ended 30 June 2003 and Form 10-Q for the quarter ended 30 September 2003 filed with the US Securities and Exchange Commission and Form10-Q for the quarter ended 31 December 2003, to be filed with the US Securities and Exchange Commission on 12 February 2004. Marconi disclaims any obligation to publicly update or revise these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.



MARCONI CORPORATION GROUP NON-STATUTORY ACCOUNTS and OPERATING AND FINANCIAL REVIEW

For the three and nine months ended 31 December 2003

INTRODUCTION

This is an interim report prepared under UK Generally Accepted Accounting Principles (GAAP).

References to pro forma balances are to reflect our financial position as at 31 March 2003 as adjusted for the estimated impact of the Scheme of Arrangement and financial restructuring that became effective on 19 May 2003. This information was previously disclosed in Note 1 to our financial statements for the year ended 31 March 2003.


CONTENTS


Section  Section                                                      Page No.

     1   Overview                                                         3
     2   Outlook                                                          5
     3   Reporting Structure                                              7
     4   Accounting for the Financial Restructuring                       8
     5   Board Changes                                                    8
     6   Results of Operations                                            9
     7   Financial Condition                                             33
     8   Liquidity and Capital Resources                                 36
     9   Risk Management                                                 40
    10   Group Non-Statutory Financial Statements                        42
    11   Notes to the Non-Statutory Accounts                             46



FORWARD-LOOKING STATEMENTS

This document contains certain statements that are not historical facts, including statements about Marconi's expectations and beliefs and statements with respect to its plans and other objectives. Such statements are forward-looking statements. These statements typically contain words such as "intends", "expects", "anticipates", "estimates" and words of similar import. Undue reliance should not be placed on such statements, which are based on Marconi's current plans, estimates, projections and assumptions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances which may occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to future revenues being lower than expected; increasing competitive pressures within the industry; general economic conditions or conditions affecting the relevant industries, both domestically and internationally, being less favourable than expected. Marconi has identified some important factors that may cause such differences in the Company's Form 20-F annual report for year ended 31 March 2003 and Form 6-K report for the quarter ended 30 June 2003 and Form 10-Q for the quarter ended 31 December 2003 filed with the US Securities and Exchange Commission. Marconi disclaims any obligation to publicly update or revise these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.

OVERVIEW

We are a focused multi-regional provider of telecommunications equipment and services, which we supply to major telecommunications network operators, government agencies and selected large enterprises world-wide.

Marconi Corporation plc is listed on the London Stock Exchange (ticker symbol:
MONI) and on NASDAQ (ticker symbol: MRCIY).

There were no significant changes in conditions in our main markets during the third quarter ended 31 December 2003 and we observed very similar trends to those reported in our interim results announcement. Overall, customer capital expenditure on network equipment and services continued to run at a lower level than in the previous financial year but we are now observing a trend towards year on year sales stability. Group sales amounted to GBP408 million, down 11 per cent compared to the third quarter of the previous year. This compares to the 28 per cent year on year reduction we recorded in the first quarter and 19 per cent reduction in the second quarter. In our sales outlook on page 5 below, we indicate an expected further reduction in the year on year decline in the fourth quarter of the financial year and a return to relative stability year on year in the first quarter of the next financial year. Our sales guidance is based on Group sales excluding our North American Access business, the sale of which we announced in January and expect to complete by the end of March 2004, and does not include the impact of any future foreign exchange movements.

On a sequential basis, Group sales increased by 5 per cent. The three main drivers of growth during the period were i) next generation wireless network roll-outs which led to increased demand for our fixed wireless access products in Germany and power systems equipment in the United States; ii) the phasing of a number of our long-term service contracts in the Middle East, UK and Germany; and iii) further growth in North American Access sales as BellSouth continued to roll out its broadband access network. This more than offset the reduction in BBRS sales as expected resulting mainly from the lower level of spend by the US Federal Government in line with this customer's typical seasonal spending patterns. Further analysis of sales by geography and by product area is set out in Review of Continuing Operations - Sales on pages 12 to 20 below.

Foreign exchange translation and in particular the weakening of the US dollar impacted our third quarter sales. On a sequential basis, the weaker US dollar and stable Euro exchange rates led to an GBP11 million reduction of local currency sales upon translation to sterling on third quarter sales. Year on year, the appreciation in Euro exchange rates more than offset the weakening US dollar and led to a GBP2 million favourable foreign exchange translation gain. An explanation of the impact of foreign exchange translation movements on our operating results is set out in Foreign Exchange Impact on page 11 below.

We continued to make good progress in terms of our planned operational performance improvements during the third quarter.

Adjusted gross margin (before exceptional items) increased from 26.2 per cent in the second quarter to 27.9 per cent mainly as a result of cost savings and increased efficiencies in our supply chain, particularly in Europe. Gross margin after exceptional credits increased from 26.5 percent to 28.7 per cent. Full details on gross margin performance are set out in Gross Margin on page 21 below.

We also achieved a further reduction in our adjusted annualised operating cost exit run-rate (before share option costs, goodwill amortisation and exceptional items) from GBP455 million at 30 September 2003 to GBP435 million at 31 December 2003. Savings were achieved across all areas of operating expenditure and related mainly to headcount and associated cost reductions, further streamlining of R&D programmes, particularly in BBRS, to align future development to specific customer requirements and reduced level of spend on third party professional fees. See Operating Expenses on page 24 below.

Full details of our operating loss of GBP66 million after share options (GBP10 million), goodwill amortisation (GBP25 million) and exceptional operating costs (GBP36 million) (Q2 FY04: GBP62 million operating loss after share options (GBP8 million), goodwill amortisation (GBP24 million) and exceptional operating costs (GBP14 million)) are set out in Group Operating Loss on page 29 below.

We have restated our financial year-end operational targets to exclude North American Access. In addition, we have reviewed our ongoing cost reduction and efficiency improvement initiatives and have raised our adjusted gross margin exit run-rate target to a range of 28 to 30 per cent and have improved our adjusted annualised operating cost exit run-rate target to around GBP400 million. Full details of these targets, the main drivers for improvement and the additional operational restructuring costs we now expect to incur are set out in Outlook on page 5 below.

We have continued to focus on our cash generation initiatives, recording our fifth consecutive quarter of positive adjusted operating cash flow before operating exceptionals (GBP35 million) as a result of our improved operational performance and a further modest contribution from working capital improvements. This was almost sufficient to cover non-operating cash flows relating mainly to exceptional restructuring cash costs (GBP22 million) and net interest and redemption premiums (GBP18 million).

Overall, after redemptions and repurchases of our Junior Notes completed during the quarter, we recorded a total Group cash outflow of GBP53 million.
Nevertheless, the reduced level of gross debt outstanding at the end of the period alongside a net foreign exchange gain recorded during the quarter allowed us to further reinforce our net cash position from GBP99 million at 30 September 2003 to GBP108 million at 31 December 2003. Full details are set out in Liquidity and Capital Resources on page 36 below.

After the end of the quarter in January 2004 we completed the fifth partial redemption of our Junior Notes and more recently announced the sixth partial redemption, which is scheduled on 24 February 2004. These have been funded from reductions in the amount of cash required to collateralise our performance bonds and will reduce the amount of Junior Notes outstanding to approximately $157 million (or approximately GBP84 million). In accordance with the terms of our secured Notes, the $240 million cash proceeds from the disposal of our North American Access business will be used to complete the final redemption of the Junior Notes and to begin the partial redemption of the Senior Notes at 110 per cent of par value.

In parallel, we are undertaking a review of our longer-term capital structure to assess the optimum level and balance of cash and debt required to support our ongoing business.

We continue to manage our Outside Plant and Power business for value and will proceed with the disposal of this business if and when we believe that a disposal opportunity makes most economic sense to the Group. In the meantime, this business unit continues to make a positive contribution to our operating results and cash flow.

Finally, we are maintaining momentum with our next generation products and services. During the quarter we announced the first sale of our recently launched multi-haul DWDM system to TeliaSonera (Scandinavia) and launched our new optical multi-service metro 16-64 platform which has already been shipped to a number of European second tier operators and is due to start trials in the next few months with other larger operators in Europe, Asia Pacific and Latin America. We also announced an extension in scope and duration to our ongoing service support contract with BT and more recently, in February 2004, announced frame contract renewals with Telecom Italia for next generation optical and broadband access equipment. Our continued focus on specific R&D projects will bear further fruits in the coming weeks with the planned launch during March 2004 of our new AXR digital multipoint radio transmission platform, our new Series 4 SDH ultra-compact product line, the second release of our BXR-48000 multi-service switch-router incorporating enhanced IP functionality and a new line-card for our Access Hub, the VDSL combo-card, which allows the operator to carry a combination of video and voice services over the same multi-service access node.

OUTLOOK


Sales
As previously disclosed in our Trading Update on 27 January 2004, we believe that our markets are beginning to stabilise although we expect to continue to see volatility in sales from quarter to quarter as a result of various regional demand drivers that we describe below.

This outlook is based on our view of the expected like-for-like sales profile of our operations excluding our North American Access business (NAA) and does not take into consideration any impact of future foreign exchange movements. Overall, on a like for like basis, we expect fourth quarter sales to be flat to slightly up on the GBP374 million recorded in the third quarter (excluding NAA). We expect to benefit from good growth in the UK partly as a result of the scheduled phasing of sales to BT. This, however, will be partially offset by expected reductions in sales in Germany, following completion of the fixed wireless access build-outs by many of the German wireless operators, the Middle East and in the US where we expect growth in BBRS sales to the US Federal Government to be offset by a decrease in sales of Outside Plant & Power equipment driven mainly by the slowdown in demand from our major wireless operator customers described in Book to Bill on page 20 below.

While it remains difficult to predict sales beyond the next quarter to a high degree of accuracy, our current view of the first quarter of the next financial year shows relative stability year on year compared to the GBP342 million excluding NAA recorded in the first quarter of this financial year, in line with the seasonal pattern of customer demand experienced in the current year.

Operational Performance

In light of the further increase in gross margin (before exceptional items) recorded in the third quarter and progress made to date on ongoing improvement initiatives, we have raised our exit run-rate target to a range of 28 - 30 per cent of sales by the end of March 2004 (up from 27 - 29 per cent of sales disclosed previously). We expect the following factors to contribute to our achievement of this target:

i) further cost savings from planned and previously announced rationalisation and headcount reductions within our remaining in-house supply chain operations, particularly in Europe

ii) further efficiency gains from our outsourced manufacturing operations

iii) product cost reductions as we continue to roll-out new and cost-reduced product lines

In addition, we expect fourth quarter gross margin (before exceptional items) to benefit from a more favourable business mix, with an expected increase in higher margin BBRS equipment sales, the previously disclosed scheduled high margin sale of software licences to a US wireless operator and improved profitability from certain long-term service contracts.

In the longer-term, we expect additional gross margin improvements to come from
i) continued increases in the proportion of materials and components sourced from low cost locations, and ii) further benefits of product cost reductions as we increase the proportion of sales of re-designed and re-engineered product lines.

The disposal of our North American Access business does not materially impact our targeted gross margin exit run-rate (before exceptional items) as gross margins in this business are in line with the Group average.

Management uses gross margin before exceptional items as a measure for the gross margin, as it eliminates material one-off items and is more representative of the underlying business performance.

We continue to make good progress in terms of operating cost reduction. If we exclude those operating costs associated with NAA which will be transferred to the buyer, Advanced Fibre Communications (AFC), upon completion of disposal, this reduces our adjusted operating cost exit run-rate target (before share options, goodwill amortisation and exceptional items) to approximately GBP405 million (previously GBP425 million including North American Access). In addition, as a result of the foreign exchange translation benefits that we recorded during the third quarter (see Foreign Exchange Impact on page 11 below) and incremental cost savings that we can now see coming through from headcount and associated cost reduction initiatives currently under way, we are now targeting to reduce our annualised operating cost exit run-rate to around GBP390 million by 31 March 2004.

Our target annualised operating cost run-rate (as described on page 25) relates to our Network Equipment and Network Services businesses and includes central costs. Management uses operating profit/(loss) before share option costs, goodwill amortisation and exceptional items as a measure of operating profit/
(loss) as it eliminates material one-off items and is more representative of the underlying business performance.

As we improve our overall operating performance, we continue to focus on cash conversion and expect to generate positive operating cash in the final quarter of the year.

Restructuring Provisions and Exceptional Cash Costs

In order to more effectively complete our currently planned cost reduction actions, we will incur further exceptional cash costs, a large proportion of which will come through utilisation of existing restructuring provisions with the balance to be expensed directly through the profit and loss account.

At 31 December 2003, total provisions for restructuring amounted to GBP63 million. Approximately GBP26 million of these provisions relate to planned costs of severance payments particularly in Germany and Italy, where we have recently commenced redundancy programmes and have identified and announced the names of employees who will leave the business during the next three to six months. These redundancy programmes replace our previously planned actions to implement reduced working hours in Germany and reduce our reliance on government-sponsored cassa integrazione schemes in Italy. These programmes are more costly to implement but represent a more permanent cost saving to the Group.

The balance of GBP37 million relates to other restructuring costs and mainly comprises the ongoing cost of leases on properties made vacant in the US, UK and Germany as a result of our downsizing actions and other supplier liability commitments. We continue to seek early settlements of the onerous lease commitments where this is possible and where the outcome of such a settlement offers economic benefit to the Group. The balance also includes provisions to cover costs to be incurred by the administrator in the context of the Marconi Corporation plc financial restructuring scheme. We expect approximately half of the GBP37 million to be paid out before the end of the next financial year (March 2005) and the balance to be ongoing cash costs over a number of years.

During the first three quarters of the financial year, we incurred cash costs of GBP62 million in relation to our operational restructuring efforts. Taking into account the planned utilisation of provisions described above and additional cash costs that will be expensed directly to the profit and loss account, we expect to incur total cash costs of around GBP30 million during the fourth quarter of the financial year. By the end of March, we therefore expect to have spent approximately GBP92 million, slightly less than our previous guidance of GBP100 million. During FY05, we now expect to incur further cash costs of approximately GBP25 million to complete our currently planned headcount and associated cost reductions and to cover our onerous lease and other supplier commitments. In addition to the above, as disclosed in Note 19 to the accounts, we have agreed to pay $23.5 million (approximately GBP13 million) to Telcordia in exchange for a licence to its ATM patent portfolio and in full and final settlement of a previously disclosed lawsuit. We are in the process of negotiating formal definitive agreements and currently expect to make a payment in the region of $14 million (approximately GBP8 million) before 31 March 2004 and the remaining balance over the next three years. These costs will be reported as exceptional operating cash items in our financial statements.

REPORTING STRUCTURE

Segments
During the current year to March 2004, our financial reporting will reflect both our previous and new reporting structures as we are unable to provide comparative information for our new segments. Our previous structure split the business into three segments: Network Equipment, Network Services and Other (including analysis of central costs). Our new structure separates the group of businesses we refer to as our North American Ring Fence (NARF) from the rest of the Group, which, for reporting purposes, we refer to as our Non-Ring Fenced businesses (Non-NARF).

NARF mainly comprises the equipment and services activities of three US-based businesses: Broadband Routing and Switching (BBRS), Outside Plant & Power (OPP) and North American Access (NAA) (irrespective of the country of destination of these sales).

Non-NARF mainly comprises our European and Rest of the World based businesses:
Optical Networks, Access Networks, Other Network Equipment and Network Services and includes central costs.

In certain specific cases prior to the completion of our financial restructuring and the implementation of the North American Ring Fence, we entered into contracts with customers for the supply of equipment or services, which now form part of our Non Ring-Fenced business but did this through legal entities, which now form part of NARF (or vice versa). In our analysis of sales by product area on page 16, we show these sales in the product or service area from which the sale originated rather than through the legal entity which invoiced the final customer, and provide a detailed footnote to reconcile the product area sub-totals to the NARF and Non-NARF sales as they are recorded in the NARF and Non-NARF consolidated financial statements (see pages 64 to 76). During the first nine months of the financial year, sales of NARF products direct to customers and through Non-NARF entities totalled GBP388 million and sales of products or services from Non-NARF businesses sold through NARF legal entities totalled approximately GBP7 million bringing total NARF sales to GBP395 million for the nine months ended 31 December 2003.

During the current financial year, we will provide comparative data for the corresponding period of the previous financial year relating to our former structure. As the ring-fence mechanism was only established during the first half of the current financial year, with the exception of sales, we do not have meaningful comparative data and will therefore not disclose NARF and Non-NARF financials for the corresponding period of the financial year ended 31 March 2003.

In accordance with the terms of our Notes, we will continue to provide the additional disclosures in respect of the sales, gross profit, operating profit/
(loss), capital employed and operating cash flow of the businesses that make up our NARF segment until we have fully repaid the Junior Notes.

Discontinued Operations

On 5 January 2004 we announced the sale of our North American Access business and are now in the final stages of obtaining clearance from the relevant authorities. At the date of these non-statutory financial statements the sale process is not finally concluded. Accordingly, North American Access is still disclosed as a continuing operation under UK GAAP. We expect the sale to be completed by 31 March 2004, at which point we will disclose North American Access as a discontinued operation. In these non-statutory financial statements, we have made additional disclosure of the performance of North American Access in the Operating and Financial Review and refer to our continuing operations excluding North American Access as "ongoing operations".

In the nine months ended 31 December 2002, discontinued operations comprised our Italian-based Strategic Communications subsidiary, the disposal of which was completed in August 2002. Discontinued operations accounted for GBP87 million of our sales, GBP24 million of our gross profit and GBP29 million of operating expenses before exceptional costs of GBP1 million, leading to an operating loss of GBP6 million in the nine months ended 31 December 2002.

ACCOUNTING FOR THE FINANCIAL RESTRUCTURING

On 19 May 2003, the restructuring of the Group was completed and the Schemes of Arrangement for Marconi Corporation plc (the Company) and Marconi plc (now known as M (2003) plc) became effective.

The Company Scheme of Arrangement cancelled specific borrowings and creditors amounting to GBP4,816 million, comprising bank loans (GBP2.1 billion), bonds and balances with Ancrane Ltd, a subsidiary of M (2003) plc (GBP2.5 billion), accrued interest (GBP113 million) and other creditors (GBP13 million). In consideration for the cancelled claims, we paid GBP340 million of cash, issued new Notes of GBP756 million and issued 1 billion of new shares with a nominal value of 5 pence per share or GBP50 million in total. Share premium of GBP3,670 million arose on the issue of the new shares representing the difference between the balances schemed and the consideration.

In addition to the cancellation of these balances, a surplus of GBP2 million was recorded in the profit and loss account, comprising capitalised net losses on interest rate swaps hedging the debt previously unwound in prior periods and now written off (GBP46 million) (see Notes to the Non-Statutory Accounts; Note 6, page 54), a balance waived by a subsidiary of M (2003) plc in favour of Marconi Corporation plc (GBP25 million) (see Note 4e, page 53), the release of certain tax provisions no longer required (GBP20 million) (see Note 7, page 54) and accrued interest no longer payable (GBP3 million) (see Note 5, page 53).

In addition, a foreign exchange gain of GBP8 million arose between the year-end and the date on which the balances were schemed.

On 19 May 2003, the ESOP derivative banks settlement became effective and GBP35 million was paid to the ESOP derivative banks (see Note 4f, page 53).

On 21 May 2003, a capital reduction occurred which reduced share premium to GBPnil and credited other reserves (see Note 15, page 59).

BOARD CHANGES

On 27 January 2004, we announced the resignation with immediate effect of Ian Clubb, a Non-Executive Director of the Company. Ian joined the Board at the time of the completion of the Company's financial restructuring in May 2003 and has left for personal reasons.

As previously reported, Pavi Binning took up the position of Chief Financial Officer on 20 October 2003.

RESULTS OF OPERATIONS


Group Key Figures

The tables below set forth the key figures relating to our operating performance for the three and nine months ended 31 December 2003.


                                             Three months ended                       Nine months ended
Continuing                                     31 December 2003                       31 December 2003
                           Pre-                                            Pre-
                    exceptional     Exceptional                     exceptional     Exceptional
GBP million               items           Items           Total           items           items           Total

Ongoing                     374               -             374           1,075               -           1,075
operations
North American               34               -              34              89               -              89
Access
                  -------------   -------------   -------------   -------------   -------------   -------------
Sales                       408               -             408           1,164               -           1,164
                  =============   =============   =============   =============   =============   =============

Ongoing                     104               3             107             276               9             285
operations
North American               10               -              10              23               -              23
Access
                  -------------   -------------   -------------   -------------   -------------   -------------
Gross Margin                114               3             117             299               9             308
                  =============   =============   =============   =============   =============   =============

Ongoing                       -             (36)            (36)            (61)            (69)           (130)
operations
North American                5               -               5               8               -               8
Access
                  -------------   -------------   -------------   -------------   -------------   -------------
Adjusted                      5             (36)            (31)            (53)            (69)           (122)
operating profit/
(loss)
Goodwill                    (25)              -             (25)            (74)              -             (74)
amortisation
Share option                (10)              -             (10)            (19)              -             (19)
costs
                  -------------   -------------   -------------   -------------   -------------   -------------
Group operating             (30)            (36)            (66)           (146)            (69)           (215)
loss
                  =============   =============   =============   =============   =============   =============


The tables below set forth the key figures relating to our operating performance for the three and nine months ended 31 December 2002.


                                               Three months ended                          Nine months ended
                                                 31 December 2002                          31 December 2002
                             Pre-                                            Pre-
                      exceptional     Exceptional                     exceptional     Exceptional
GBP million                 items           Items           Total           items           Items           Total

Ongoing                       443               -             443           1,414               -           1,414
operations
North American                 23               -              23              71               -              71
Access
Discontinued                    -               -               -              87               -              87
                    -------------   -------------   -------------   -------------   -------------   -------------
Sales                         466               -             466           1,572               -           1,572
                    =============   =============   =============   =============   =============   =============

Ongoing                        99               7             106             275             (17)            258
operations
North American                  3               -               3               4               -               4
Access
Discontinued                    -               -               -              24               -              24
                    -------------   -------------   -------------   -------------   -------------   -------------
Gross Margin                  102               7             109             303             (17)            286
                    =============   =============   =============   =============   =============   =============

Ongoing                       (46)            (45)            (91)           (264)           (250)           (514)
operations
North American                 (3)              -              (3)            (14)              -             (14)
Access
Discontinued                    -               -               -              (2)             (1)             (3)
                    -------------   -------------   -------------   -------------   -------------   -------------
Operating loss
pre
goodwill                      (49)            (45)            (94)           (280)           (251)           (531)
amortisation
Goodwill                      (28)              -             (28)            (82)              -             (82)
amortisation
                    -------------   -------------   -------------   -------------   -------------   -------------
Group operating               (77)            (45)           (122)           (362)           (251)           (613)
loss
                    =============   =============   =============   =============   =============   =============

Continuing                    (77)            (45)           (122)           (357)           (250)           (607)
Discontinued                    -               -               -              (5)             (1)             (6)
                    -------------   -------------   -------------   -------------   -------------   -------------
Group operating               (77)            (45)           (122)           (362)           (251)           (613)
loss
                    =============   =============   =============   =============   =============   =============


North American Access Overview
In the three months ended 31 December 2003 as compared to the three months ended 31 December 2002, sales for North American Access increased by 48 per cent and gross profit increased by GBP7 million and gross margin percentage from 13.0 per cent to 29.4 per cent. Operating profit improved to GBP5 million from an operating loss of GBP3 million in the three months ended 31 December 2002. This improvement was driven by increased sales volumes as a result of ADSL upgrade programmes (particularly at BellSouth), as well as cost savings generated through product redesign and negotiated savings on materials spend and overheads.

In the nine months ended 31 December 2003 as compared to the nine months ended 31 December 2002, sales for North American Access increased by 25 per cent, gross profit increased by GBP20 million and from 5.6 per cent to 27.0 per cent. Operating profit improved to GBP8 million from an operating loss of GBP14 million in the nine months ended 31 December 2002. The improvements and cost savings are as described above.

At 31 December 2003, goodwill relating to our NAA business amounted to GBP49 million and other net assets were approximately GBP10 million.

Foreign Exchange Impact
We have significant translation exposure to foreign exchange movements as approximately 32 per cent of our sales are derived in US dollars and 28 per cent in Euros. During the nine months ended 31 December 2003, we have seen the nine month US dollar rate weaken over the period by 8 per cent and the nine month Euro rate over the period strengthen by 9 per cent. The movement in the US dollar was particularly significant in the three months ended 31 December 2003 as the average rate for the quarter weakened by 8 per cent on the previous quarter. In contrast, the Euro average rate remained stable.

The impact of these rate changes on our results is set out below.


                     Three months ended                  Nine months ended
GBP million            31 December 2003                   31 December 2003

Sales                             (11)                                2

Gross margin                       (3)                               (2)

Operating expenses                  3                                (4)
                             ----------                        ----------
Operating profit                    -                                (6)
                             ==========                        ==========

In the three months ended 31 December 2003 as compared to the three months ended 30 September 2003 the Euro remained stable but the impact of US dollar exchange rate movements was to decrease sales by approximately GBP11 million. Gross profit and operating costs were decreased by approximately GBP3 million each, leading to the adjusted operating profit (before exceptional items) being materially unchanged.

In the nine months ended 31 December 2003 as compared to the nine months ended 31 December 2002 the net impact of the cumulative exchange rate movements was to increase sales by approximately GBP2 million, as the strengthening Euro offset the weakening US dollar. As the US businesses have higher average margins than Euro and GBPSterling businesses, the impact was to depress the gross profit by approximately GBP2 million. Euro and GBPSterling businesses also have higher levels of operating expenses than US businesses hence operating costs were approximately GBP4 million higher due to the strengthening Euro. This led to the adjusted operating profit (before exceptional items) being decreased by approximately GBP6 million.

Review of Continuing Operations
Sales - Analysis by Geographic Destination


                                                     Three months ended                               Nine months ended
GBP million and per cent                                    31 December                                  31 December
                                      2003                      2002                2003                    2002
                             GBP m           %        GBP m           %       GBP m           %       GBP m           %

United Kingdom                  101        27.0         122        28.2         301        28.0         377        27.4
Italy                            38        10.1          35         8.1         112        10.4         116         8.4
Germany                          58        15.5          55        12.7         135        12.6         126         9.1
Other EMEA                       44        11.8          75        17.3         136        12.6         238        17.3
                          ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
EMEA                            241        64.4         287        66.3         684        63.6         857        62.2

NA                               88        23.5         104        24.0         275        25.6         351        25.5
CALA                             13         3.5          13         3.0          34         3.2          48         3.5
APAC                             32         8.6          29         6.7          82         7.6         121         8.8
                          ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                374       100.0         433       100.0       1,075       100.0       1,377       100.0
Other                             -   =========          10   =========           -   =========          37   =========
                          ---------               ---------               ---------               ---------
Ongoing Operations              374                     443                   1,075                   1,414
North American Access            34                      23                      89                      71
Discontinued Operations           -                       -                       -                      87
                          ---------               ---------               ---------               ---------
Total Group                     408                     466                   1,164                   1,572
                          =========               =========               =========               =========

Whilst showing some signs of stabilising, capital expenditure by our main incumbent telecommunications customers continued to run at a lower rate than in the previous financial year, leading to year-on-year sales declines across most major geographic regions in both the three months and nine months ended 31 December 2003 compared to the corresponding periods ended 31 December 2002.

Three months ended 31 December 2003 compared with three months ended 31 December 2002

Sales from ongoing operations of GBP374 million, in the three months ended 31 December 2003 decreased by GBP59 million or 14 per cent compared to GBP433 million (excluding Other) in the three months ended 31 December 2002.

Of the overall reduction in sales during the period, 78 per cent occurred in the Europe, Middle East and Africa region (EMEA). The GBP46 million or 16 per cent decrease in sales in EMEA was largely driven by a reduced level of sales in the UK and the Middle East, which was partially offset by increased sales in Germany and Italy.

Sales in the UK in the three months ended 31 December 2003 decreased by 17 per cent compared to sales in the three months ended 31 December 2002. Of the GBP21 million decrease, GBP20 million related to reduced sales to BT as our largest customer has focused its reduced capital expenditure on the accelerated deployment of its broadband access network and supporting technologies resulting in greater reductions in spend in other areas, particularly Optical Networks. We were not a supplier of broadband access equipment as part of BT's initial deployment but we expect to benefit in the future from our previously disclosed three-year frame contract for the supply of our next generation multi-service access node, the Access Hub. We expect to begin making shipments of our Access Hub into BT's network early in the next financial year. Sales of Network Services in the UK remained relatively stable overall during the period. However, there was a decline in Installation & Commissioning due to the reduction in equipment sales, which was offset by an increase in Value Added Services resulting from higher sales of cable services. Sales of Voice Systems were down year on year due to the higher level of sales associated with a software upgrade carried out during the three months ended 31 December 2002.

In Italy, sales increased by 9 per cent from sales in the three months ended 31 December 2002. Sales to Telecom Italia (TI) were up during the period as a result of increased shipments of our SDH equipment together with slightly increased sales of our Access Hub product to Fastweb. This was partially offset by decreases in sales to other second tier operators, particularly as a result of phasing of network build projects with Wind. In the three months ended 31 December 2003, sales to these customers were focused on infill and activities to increase the efficiency of the existing infrastructure, which are typically not of the same magnitude as the initial network builds which occurred in the three months ended 31 December 2002.

In Germany, sales increased 5 per cent as a result of demand from wireless operators, notably E-Plus, O2 and Vodafone for fixed wireless access equipment, as these customers continued to roll out 3G mobile networks in order to reach the 25 per cent mobile coverage threshold prior to the 31 December 2003 deadline set by the national regulator.

More than half of the 41 per cent sales decline in other countries in the EMEA region occurred in the Middle East. This is due to the completion of a key phase of a long-term service contract in Saudi Arabia in the three month period ended 31 December 2002 and a reduced level of sales of wireless consultancy services. A further GBP4 million of the decrease in sales arose as a result of the disposal of our South African legacy operations completed in December 2002. The balance related to further reductions in capital expenditure by other European second tier operators.

In ongoing operations in North America, the 15 per cent decrease related mainly to the disposal of our US-based SMS subsidiary, which was completed in December 2002. A reduction in sales of Value Added Services (wireless) was partially offset by an increase in sales of Outside Plant and Power (OPP) equipment as a result of increased spending by US wireless operators. Sales of Broadband Routing and Switching (BBRS) services declined due to the completion of a key phase of a major airport infrastructure project and OPP services sales declined due to reductions in central office spending by US wireline operators.

Although sales in Central and Latin America (CALA) were flat, customer spending in the region continues to remain at very low levels as a result of the general downturn in economic conditions. Current demand is coming from the wireless rather than fixed wireline operators and is focused mainly on Optical Networks and Outside Plant and Power equipment.

The increase in sales in APAC was driven primarily by a higher level of Optical Networks sales in India under a new frame contract signed during the current financial year as well as increased sales in China. Direct sales of Optical Network equipment to Telstra in Australia increased, but were slightly more than offset by the decrease in indirect sales through Siemens as this distribution agreement nears expiry.

Nine months ended 31 December 2003 compared with nine months ended 31 December 2002

In the nine months ended 31 December 2003, sales from ongoing operations decreased GBP339 million or 24 per cent as compared to the nine months ended 31 December 2002.

The trends in the geographic regions were broadly similar to those described above in respect of the comparison for the three months ended 31 December 2002 and 2003, with EMEA accounting for 51 per cent of the reduction in sales between periods.

Within EMEA, reduced sales in the UK, Middle East and Italy were partially offset by growth in Germany. In the UK, sales decreased by 20 per cent compared with the nine months ended 31 December 2002, mainly as a result of a reduction in sales of optical networking equipment to BT and the impact of the sale of a software upgrade in the Voice Systems part of our Access Networks business in the nine months ended 31 December 2002, which was not repeated in the nine months ended 31 December 2003. In Italy, sales were down 3 per cent compared to the nine months ended 31 December 2002, a result of phasing of network build projects with Omnitel and Wind. In the nine months ended 31 December 2003, sales to these customers were focused on infill and activities to increase the efficiency of the existing infrastructure, which are typically not of the same magnitude as the initial network builds which occurred in the nine months ended 31 December 2002. In Germany, sales increased 7 per cent as compared to the nine months ended 31 December 2002 as a result of the increased demand for fixed wireless access equipment in the three months ended 31 December 2003 for the reasons described above. Sales in other countries of the EMEA region were down 43 per cent compared to the nine months ended 31 December 2002. As described above, the main factor behind this sales decline was the reduced level of sales of Network Services in the Middle East.

Sales in North America ongoing operations reduced by 22 per cent compared to the nine months ended 31 December 2002. The main cause of the decline was the disposal of our US-based SMS subsidiary, which was completed in December 2002 and the reduction in sales of wireless software and services in North America, as described above. There was also a reduction in sales of BBRS services due to the completion of a key phase of a significant airport services contract in the previous year, which was compounded by a decline in OPP services sales due to continued softness in central office spending by US wireline operators.

In CALA sales decreased by 29 per cent compared to the nine months ended 31 December 2002 primarily as a result of the very low level of sales recorded in the three months ended 30 June 2003 as political, regulatory and economic issues led network operators to restrict capital expenditure.

In APAC sales decreased by 32 per cent from the nine months ended 31 December 2002. Major factors contributing to this trend include i) our exit from legacy operations in the region, ii) increased pricing pressure in China as well as the limited mobility in the region during the three months ended 30 June 2003 caused by the SARS virus; and iii) reduced sales in Malaysia as a result of the expiry of a frame contract for optical networking equipment during the period, which was renewed during the three months ending 31 December 2003. Trading conditions also remain difficult for BBRS in APAC. In particular, the installed Service Provider and Enterprise customer base in Japan has seen little new deployments or upgrades of BBRS equipment during the nine months ended 31 December 2003. Sales in Australia were also lower than in the previous year when we were supplying optical network equipment to second tier operator, IP1, which has since gone into receivership. This has also caused a slowdown in capital expenditure by the main incumbent operator, Telstra pending the outcome of its now successful bid to purchase the assets of IP1 from the receiver.

Other included now disposed businesses, UMTS and Tetra.

Key Customers

We serve a customer base of predominantly incumbent operators and government agencies. The ten largest customers during the three months ended 31 December 2003 were (in alphabetical order): AT&T, BT, E-Plus, Metro City Carriers (Germany), O2, Telecom Italia, US Federal Government, Verizon, Vodafone and Wind. In aggregate, these customers accounted for 47 per cent of sales from ongoing operations (three months ended 31 December 2002: 47 per cent).

In EMEA, the five largest customers in the three months ended 31 December 2003 were BT, E-Plus, O2, Telecom Italia and Vodafone, which in aggregate accounted for 51 per cent of sales in the region compared with 48 per cent for the five largest customers in EMEA in the three months ended 31 December 2002. The presence of 3 customers of our German business in this list reflects the increased level of sales of fixed wireless access equipment to wireless operators in Germany during the period.

In North America, the five largest customers for ongoing operations in the three months ended 31 December 2003 were AT&T, QWEST, SBC, US Federal Government and Verizon, which in aggregate, accounted for 59 per cent of sales in the region compared with 57 per cent for the five largest customers in North America in the three months ended 31 December 2002.

For the nine months ended 31 December 2003, the top ten largest customers were the same as for the three-month period above. In aggregate, these customers accounted for 48 per cent of sales from ongoing operations, a higher percentage compared with the ten largest customers in the nine months ended 31 December 2002 which accounted for 44 per cent of sales from ongoing operations.

BT remains our largest customer and accounted for 18 per cent of sales from ongoing operations in the three months ended 31 December 2003 and was 20 per cent in the three months ended 31 December 2002. In the nine months ended 31 December 2003, BT accounted for 20 per cent of sales from ongoing operations compared to 18 per cent in the nine months ended 31 December 2002. The reduction in absolute spend of GBP40 million or 15 per cent has resulted mainly from the change in focus of BT's reduced capital expenditure towards broadband access rather than optical equipment, as well as the completion of a network build project for BT Ignite (the Netherlands) during the previous financial year and sale of a software upgrade in the nine months ended 31 December 2002 not repeated in the same period of the current financial year.

Sales - Analysis by Product Area


                                                       Three months ended                   Nine months ended
GBP million                                                   31 December                         31 December
                                             2003        2002        QoQ%        2003        2002        YoY%

Optical Networks                               81          96         (16)        246         338         (27)
Access Networks                                62          69         (10)        154         197         (22)
Other Network Equipment                        17          11          55          45          40          13
                                        ---------   ---------   ---------   ---------   ---------   ---------
Europe/RoW Network Equipment                  160         176          (9)        445         575         (23)

IC&M                                           48          53          (9)        138         153         (10)
VAS                                            68         103         (34)        193         306         (37)
                                        ---------   ---------   ---------   ---------   ---------   ---------
Europe/RoW Network Services                   116         156         (26)        331         459         (28)
                                        ---------   ---------   ---------   ---------   ---------   ---------
TOTAL - Europe/RoW businesses                 276         332         (17)        776       1,034         (25)
                                        =========   =========   =========   =========   =========   =========

BBRS Equipment                                 30          32          (6)         96         105          (9)
OPP Equipment                                  43          30          43         117         110           6
                                        ---------   ---------   ---------   ---------   ---------   ---------
US Network Equipment                           73          62          18         213         215          (1)

BBRS Services                                  13          19         (32)         43          62         (31)
OPP Services                                   12          20         (40)         43          66         (35)
                                        ---------   ---------   ---------   ---------   ---------   ---------
US Network Services                            25          39         (36)         86         128         (33)
                                        ---------   ---------   ---------   ---------   ---------   ---------
TOTAL - US businesses - ongoing
operations (1)                                 98         101          (3)        299         343         (13)
                                        =========   =========   =========   =========   =========   =========

Network Equipment                             233         238          (2)        658         790         (17)
Network Services                              141         195         (28)        417         587         (29)
                                        ---------   ---------   ---------   ---------   ---------   ---------
                                              374         433         (14)      1,075       1,377         (22)
Other                                           -          10           -           -          37           -
                                        ---------   ---------   ---------   ---------   ---------   ---------
Ongoing Operations                            374         443         (16)      1,075       1,414         (24)
NA Access Equipment (1)                        34          23          48          89          71          25
Discontinued operations                         -           -           -           -          87           -
                                        ---------   ---------   ---------   ---------   ---------   ---------
Group                                         408         466         (12)      1,164       1,572         (26)
                                        =========   =========   =========   =========   =========   =========

NARF (1)                                      135                                 395

Non-NARF                                      273                                 769
                                        ---------                           ---------
Group                                         408                               1,164
                                        =========                           =========


(1) NARF sales for the three months ended 31 December 2003 were GBP135 million and include sales of NARF products of GBP132 million and sales of Non-NARF products invoiced through NARF legal entities of GBP3 million.

NARF sales for the nine months ended 31 December 2003 were GBP395 million and include sales of NARF products of GBP388 million and sales of Non-NARF products invoiced through NARF legal entities of GBP7 million.

Three months ended 31 December 2003 compared with three months ended 31 December 2002


Overview

Sales in ongoing operations decreased in both Network Equipment and Network Services (hereafter "total Network" sales) in the three months ended 31 December 2003 with the declines in European/RoW Network Equipment, Value-Added Services and US Network Services partially offset by 18 per cent growth in sales of US Network Equipment.

Other sales of GBP10 million in the corresponding period of the previous year related mainly to sales from Tetra prior to its disposal.

Network Equipment and Network Services
Sales of Network Equipment accounted for 62 per cent of total Network sales in the three months ended 31 December 2003, compared to 55 per cent of total Network sales in the three months ended 31 December 2002. Sales of Network Services represented the balance.

Europe/RoW Businesses (74 per cent of Q3 total Network sales)
The reduction was relatively evenly spread between Network Equipment, which accounted for 58 per cent of Europe/RoW sales in the three months ended 31 December 2003 compared to 53 per cent for the three months ended 31 December 2002 and Network Services, which accounted for the balance.

Optical Networks (22 per cent of Q3 total Network sales)
There has been a significant reduction in capital expenditure on optical networking equipment since the corresponding period of the previous year as operators have increasingly focused their capital spend away from this area of their networks and onto broadband access deployments, with the reduced spend in optical focused on activities to maintain existing infrastructure rather than on new network build projects. We expect this trend to continue in the medium-term.

From a geographic perspective, the decline in sales occurred in EMEA offset by a slight increase in India while sales in CALA remained relatively stable albeit at a low level. In EMEA, which accounted for approximately 73 per cent of Optical Network sales in the three months ended 31 December 2003, the reduced level of sales to BT discussed above was partially offset by increased sales to Telecom Italia in Italy and particularly impacted sales of our lower order SDH equipment, which in total accounted for approximately 80 per cent of Optical Network sales in the period.

Access Networks (17 per cent of Q3 total Network sales)
The decline in Access Networks sales was driven by a reduction in the level of sales of Voice Systems (24 per cent of Access Networks sales) and other narrowband access products (23 per cent of Access Networks sales) as a result of a software upgrade carried out in the UK in the three months ended 31 December 2002 as well as generally weaker market demand for mature narrowband products amongst our major customers.

Fixed Wireless Access equipment accounted for approximately 39 per cent of Access Network sales in the three months ended 31 December 2003, an increase from 28 per cent for the three months ended 31 December 2002 as a direct result of increased demand for these products from wireless operators in Germany.

Sales of our Access Hub accounted for approximately 14 per cent of Access Network sales in the three months ended 31 December 2003, slightly up from the three months ended 31 December 2002. This was a result of increased sales to Fastweb in Italy, as described above. The volume of shipments to Telecom Italia increased significantly towards the end of the three months ended 31 December 2003 and in accordance with the contract terms these will be recognised as sales during the current quarter.

94 per cent of Access Network sales were generated in EMEA in the three months ended 31 December 2003 with APAC accounting for a substantial part of the balance.

Other Network Equipment (4 per cent of Q3 total Network sales)
The GBP6 million or 55 per cent increase in sales to GBP17 million resulted mainly from phasing of long-term legacy infrastructure contracts in Hong Kong.

Installation, Commissioning and Maintenance (IC&M) (13 per cent of Q3 total Network sales)
IC&M activities mainly comprise the initial installation, commissioning and longer-term support services element of sales of our Optical Networks and Access Networks equipment.

The decrease was due to the reduction in volumes of Network Equipment deliveries predominantly in the UK, partially offset by the increased installation work in Germany for the rollout of fixed wireless access equipment.

During the three months ended 31 December 2003, EMEA accounted for 94 per cent of IC&M sales, with the balance in CALA and APAC.

Value Added Services (VAS) (18 per cent of Q3 total Network sales)
VAS comprises three main activities: i) the provision of integrated network solutions and services to non-telecom customers, mainly in the UK and Germany (Integrated Systems), ii) long-term service contracts in the Middle East, and
iii) wireless software and services.

As previously disclosed in the three months ended 30 September 2003, there were three main factors behind this substantial decline in sales:

i) the completion in the previous financial year of a key phase of a long-term service contract in Saudi Arabia and a general slowdown in customer spending across the Middle East following the conflict in the region;

ii) the disposal of our SMS subsidiary completed in December 2002, which generated sales of GBP7 million in the three months ended 31 December 2002; and

iii) a reduction in the level of sales of wireless software and services due to continued weak market conditions, particularly in the US.

EMEA accounted for 91 per cent of VAS sales in the three months ended 31 December 2003, North America for 7 per cent and CALA for 2 per cent.

US Businesses (26 per cent of Q3 total Network sales)
Excluding North American Access, Network Equipment grew by 18 per cent and accounted for 74 per cent of total US business sales in the three months ended 31 December 2003 as compared with 61 per cent in the three months ended 31 December 2002. This was offset by a 36 per cent reduction in Network Services, which accounted for the balance of the US business sales of 26 per cent as compared with 39 per cent in the three months ended 31 December 2002.

Broadband Routing and Switching (BBRS) (12 per cent of Q3 total Network sales) BBRS recorded total sales of GBP43 million in the three months ended 31 December 2003, down by GBP8 million or 16 per cent compared to GBP51 million in the three months ended 31 December 2002. The slight decline in sales of BBRS equipment, was compounded by a further decline in service sales.

The slight decrease in equipment sales was due to the impact of the weakening US dollar, with sales in US dollars actually showing an increase due to higher sales to the US Federal Government. The lower level of service sales was due to a combination of a drop in the support renewal rate year on year reflecting our increasing focus on government contracts rather than our enterprise customer base and the completion of the first phase of a significant commercial airport project in the year ended 31 March 2003.

In the three months ended 31 December 2003 North America accounted for 81 per cent of BBRS equipment sales, with EMEA at 14 per cent and APAC at 5 per cent.

Outside Plant and Power (OPP) (14 per cent of Q3 total Network sales)
Total OPP sales of GBP55 million in the three months ended 31 December 2003, increased by GBP5 million or 10 per cent compared to GBP50 million in the three months ended 31 December 2002. Growth in sales of OPP equipment, was offset by a decline in sales of OPP services.

In the three months ended 31 December 2003, 89 per cent of OPP equipment sales were generated in North America and 11 per cent in CALA.

We continued to ship a relatively high level of OPP equipment to key customers in the region (in particular AT&T Wireless and Verizon Wireless). The reduction in sales of OPP services mainly resulted from reduced spending on central office services by US wireline customers.

We are currently managing our OPP business for value and ultimately for disposal. Any net cash proceeds from this disposal will be applied to pay down our Senior Notes.

Nine months ended 31 December 2003 compared with nine months ended 31 December 2002

Sales were down across all major product and service areas in both our Europe/ RoW and US businesses in the nine months ended 31 December 2003 compared to the nine months ended 31 December 2002.

Network Equipment sales accounted for 61 per cent of total Network sales, compared with the 57 per cent of total Network sales in the nine months ended 31 December 2002.

Network Services accounted for the remaining 39 per cent of total Network sales in the nine months ended 31 December 2003 as compared with 43 per cent of total Network sales in the same period last year.

Optical Network sales decreased due to the general decline in demand for optical equipment described above as well as the shift in our customers' investment from optical transmission networks towards broadband access rollouts. Also, in the first nine months of the previous financial year, we completed a number of new optical network build projects, particularly in Italy for Wind and Vodafone, which have not been repeated this year.

Access Network sales decreased in the nine months ended 31 December 2002. In the three months ended 30 June 2003, we experienced a sharp decline in sales of access products in the German market, which improved with increased demand for fixed wireless access products from wireless operators in the subsequent quarters as a result of the roll out of 3G mobile networks in order to reach the 25 per cent mobile coverage threshold prior to the 31 December 2003 deadline as required by the national regulator. Sales of these products were lower than in the previous financial year as a result of a decline in sales in other central European markets. Voice Systems and other legacy narrowband products also contributed to the decline in sales due to software upgrades that were not repeated in the nine months ended 31 December 2003.

Sales of Other Network Equipment were up mainly due to the phasing of long-term legacy infrastructure contracts in Hong Kong described above.
Most of the reduction in sales of Network Services in Europe/RoW occurred in Value-Added Services where sales decreased as a result of significantly reduced sales in the Middle East, a reduction in the level of sales of wireless software and services, particularly in the US and the disposal of our SMS subsidiary. The GBP15 million decrease in sales of IC&M corresponded with the lower level of equipment sales in our Optical Networks and Access Networks activities.

Total BBRS sales for the nine months ended 31 December 2003 were GBP139 million, down by GBP28 million or 17 per cent as compared with GBP167 million in the nine months ended 31 December 2002. The majority of the decline occurred in the first three months of the period mainly as a result of reduced sales through indirect channels in APAC and EMEA. In North America, a lower level of sales to enterprise customers as described above was offset by an increase in sales to the US Federal Government during the period.

Total OPP sales for the nine months ended 31 December 2003 amounted to GBP160 million, a GBP16 million or 9 per cent decrease as compared with GBP176 million in the nine months ended 31 December 2002. Growth in the three months ended 31 December 2003 was driven by increased sales of OPP equipment to North American wireless operators but was not sufficient to offset the declines in both equipment and services in the six months ended 30 September 2003, which were largely due to the significant reductions in capital expenditure year on year by telecom network operators in the US and Mexico.

Book to Bill Ratio


                                  Three months ended         Nine months ended
                                    31 December               31 December
                                    2003         2002         2003         2002

Total Network Equipment             0.90         0.99         1.02         0.96
(excl. NAA)

Total Network Services              1.18         0.78         1.12         0.72
                              ----------   ----------   ----------   ----------

Group excluding NAA                 1.00         0.89         1.06         0.87
                              ==========   ==========   ==========   ==========

Book-to-bill is the ratio of order intake divided by the level of sales in any given period. Management use this as a key indicator of future short-term sales performance in the Network Equipment business and the Group seeks to maintain this ratio above 1.00 over any 12-month period. Book-to-bill in Network Equipment decreased to 0.90 from 0.99 in the three months ended 31 December 2003 and 2002 respectively mainly as a result of lower levels of orders received in Optical Networks and OPP. The decrease in Optical Networks is mainly due to BT continuing to utilise more capacity in the existing network without making corresponding investments in additional capacity. The decline in OPP reflects the slowdown in orders as our main wireless operators near completion of the planned network builds which have positively impacted sales in recent quarters.

This ratio is less meaningful in Network Services given the long-term contract nature of this business where the full value of a service contract, which can typically be worth tens of millions of GBPSterling is booked as an order at the point of firm contract signature and then recognised as sales over the life of the contract, which can typically be over a period of 2 to 5 years. A consolidated support order from BT and a further order from TollCollect in Germany relating to provision of spare parts, booked in the three months ended 31 December 2003, were the main drivers in increasing the book-to-bill ratio to
1.18 in Network Services compared to 0.78 in the three months ended 31 December 2002.

Gross Margin

The table below sets forth our gross margin and adjusted gross margin (before operating exceptional items) from continuing operations for the three months and nine months ended 31 December 2002 and 2003. In addition, the adjusted gross margin data is split between Network Equipment and Network Services and also, with respect to the three and nine months to December 2003, between NARF and Non-NARF.


                                                         Three months                   Nine months
GBP million                                                     ended                        ended
                                              31 Dec      30 Sept       31 Dec       31 Dec        31 Dec
                                                2003         2003         2002         2003          2002

Gross profit by business
Network Equipment                                 70           60           64          183           136
                                                30.0%        27.1%        26.9%        27.8%         17.2%
Network Services                                  37           36           41          102           112
                                                26.2%        26.1%        21.0%        24.5%        19.1%
Other                                              -            -            1            -           10
                                          ----------   ----------   ----------   ----------     ----------
Group - ongoing operations                       107           96          106          285          258
                                          ==========   ==========   ==========   ==========     ==========
                                                28.6%        26.7%        24.0%        26.5%        18.2%
North American Access                             10            7            3           23            4
                                          ----------   ----------   ----------   ----------     ----------
Group - continuing                               117          103          109          308          262
                                          ==========   ==========   ==========   ==========     ==========
                                                28.7%        26.5%        23.4%        26.5%        16.7%

Operating exceptional credit/(charge) to cost of sales

Network Equipment / Non-NARF                       3            1            7            9          (17)
                                          ==========   ==========   ==========   ==========     ==========
Adjusted Gross profit by business
Network Equipment                                 67           59           57          174          153
                                                28.8%        26.7%      23.9 %         26.4%        19.2%
Network Services                                  37           36           41          102          112
                                                26.2%        26.1%        21.0%        24.5%        19.1%
Other                                              -            -            1            -           10
                                          ----------   ----------   ----------   ----------    -----------
Group - ongoing operations                       104           95           99          276          275
                                          ==========   ==========   ==========   ==========    ===========
                                                27.8%        26.2%        22.4%        25.7%        19.4%
North American Access                             10            7            3           23            4
                                          ----------   ----------   ----------   ----------    -----------
Group - continuing                               114          102          102          299          279
                                          ==========   ==========   ==========   ==========    ===========
                                                27.9%        26.2%        21.9%        25.7%        18.8%

Gross profit
NARF                                              49           53                       143
                                                36.3%        38.1%                     36.2%
Non-NARF                                          68           50                       165
                                                24.9%        20.0%                     21.5%
                                          ==========   ==========                ==========
Adjusted Gross profit
NARF                                              49           53                       143
                                                36.3%        38.1%                     36.2%
Non-NARF                                          65           49                       156
                                                23.8%        19.6%                     20.3%
                                          ==========   ==========                ==========

Three months ended 31 December 2003 as compared to the three months ended 30 September 2003

The sequential increase in gross profit comprised a GBP9 million improvement in the adjusted gross profit (before exceptional items) from ongoing operations (described above), together with a higher exceptional credit of GBP3 million recorded in cost of sales during the three months ended 31 December 2003 (see below).

In Network Equipment, adjusted gross profit increased by GBP8 million and adjusted gross margin percentage increased from 26.7 per cent in the three months ended 30 September 2003 to 28.8 per cent in the three months ended 31 December 2003. This was mainly due to:

i) cost savings in our supply chain and manufacturing operations particularly in Europe through outsourcing, rationalisation and procurement initiatives. In particular, during the three months ended 31 December 2003, we continued to realise the benefits of our increased sourcing from low cost locations and successful renegotiation of business terms with key suppliers, including our largest outsourcing partner, Jabil

ii) increased volume in fixed wireless access equipment, particularly in Germany

These improvements were offset by a less favourable business mix in North America, in particular, the decrease in sales of higher margin BBRS equipment and the increase in sales of lower than average margin OPP equipment in the three months ended 31 December 2003 together with the adverse impact of exchange rates as described on page 11.

Adjusted gross margin in Network Services remained stable.

During the three months ended 31 December 2003, we recorded an exceptional operating credit of GBP3 million. This consisted of an exceptional credit of GBP1 million relating to the release of a restructuring provision relating to our outsourcing arrangements with Jabil and GBP2 million in cost of sales relating to inventory for which we had previously fully provided through an exceptional charge and which was subsequently utilised by our outsourcing partner, Jabil. This compared to an exceptional credit of GBP1 million in the three months ended 30 September 2003, which related to inventory subsequently utilised by Jabil.

For a discussion on NARF and Non-NARF margins, see Note 20 to the Non-Statutory accounts on page 64.

Three months ended 31 December 2003 as compared to the three months ended 31 December 2002

Gross profit from ongoing operations has increased mainly through an improvement in adjusted gross margin as well as the benefit of a GBP3 million exceptional operating credit incurred during the period, as described above, compared to the GBP7 million exceptional operating credit incurred during the three months ended 31 December 2002, which related to the restructuring of our supply chain and our outsourcing agreement with Jabil.

In Network Equipment, the improvement was largely driven by the achievement of substantial cost savings in our supply chain and manufacturing operations in Europe and North America through rationalisation and procurement initiatives described above, which more than offset the price reductions under existing frame contracts, adverse impact of exchange rates and the overall decrease in sales volumes.

In Network Services, significant cost savings were achieved largely through reductions in headcount and other overhead costs. The reduction in volumes from lower margin service contracts in the Middle East in the three months ended 31 December 2003 compared with the three months ended 31 December 2002 has also contributed to improved margins.

Nine months ended 31 December 2003 as compared to the nine months ended 31 December 2002

Gross profit from ongoing operations increased as a result of the benefit of a GBP9 million exceptional operating credit incurred during the nine months ended 31 December 2003 compared to the GBP17 million exceptional operating charge incurred during the nine months ended 31 December 2002, as well as through an improvement in adjusted gross margin.

The GBP17 million operating exceptional charge incurred in the nine months ended 31 December 2002 related to provisions created to cover costs incurred under our outsourcing agreement with Jabil. The exceptional operating item of GBP9 million credited to cost of sales during the nine months ended 31 December 2003 related mainly to the release of some of these provisions which we no longer deem to be required following a reassessment of our outsourcing arrangements.

Cost reductions in both Network Equipment and Network Services, were more than sufficient to offset the lower sales volumes and continued pricing pressure described below. In Network Equipment, adjusted gross margin increased due to cost savings achieved through rationalisation and procurement initiatives in our European and North American supply chain and manufacturing operations. In Network Services, the improvement was largely achieved through headcount reductions as we continued to rightsize our services organisation.

Pricing Environment

A large proportion of our sales, particularly in Europe, are derived from existing frame contracts where price reductions on Network Equipment run at high single digit percentage declines year on year. We continue to introduce new and cost reduced products, which are designed to more than offset this adverse price erosion. Network Services are more resilient to price erosion and we are currently experiencing less price pressure. Outside of these frame contracts, when we are competing for new business with existing customers or with new customers, pricing pressure tends to be more aggressive but varies by region and product. Conditions remain very competitive and we have continued to adopt a cautious approach when bidding for contracts in these very competitive conditions and maintain our focus on the margin and cash flow contributions of potential business wins.

Operating Expenses

The table below provides an analysis of operating expenses incurred by our continuing operations during the periods ended 31 December 2003 and 2002.


GBP million                                       Three months ended      Nine months ended
                                         31 Dec   30 Sept     31 Dec     31 Dec     31 Dec
                                           2003      2003       2002       2003       2002

Research and Development (before
share
option costs)                               44         47         67        143        241
Sales and Marketing (before share
option
costs)                                      43         49         59        141        207
General & Administration (before
share
option costs and exceptional items)         17         19         22         58         86
Net Other Operating (Income) /               -         (2)        (3)        (5)         4
Expense
                                      --------   --------   --------   --------   --------
Adjusted Operating Expenses -              104        113        145        337        538
ongoing
North American Access                        5          5          6         15         19
Operating Exceptional Charge to
Operating
Expenses                                    39         15         52         78        233
Share options                               10          8          -         19          -
Goodwill amortisation                       25         24         28         74         79
                                      --------   --------   --------   --------   --------
Operating Expenses                         183        165        231        523        869
                                      ========   ========   ========   ========   ========


Total operating expenses include operating exceptional costs relating mainly to the operational and financial restructuring, charges relating to the amortisation of goodwill and costs relating to our nil-cost share options plan. The costs of North American Access have been separated from our ongoing operations.

The share option costs are analysed separately as they are predominantly non-cash items and are not included in management targets for the current financial year. Details of the Company's share option schemes are set out in the Notes to the Non-Statutory Accounts; Note 9, page 55.

Three months ended 31 December 2003 compared to three months ended 30 September 2003

Savings were made in R&D, S&M and G&A in the three months ended 31 December 2003 and these were driven largely through headcount and other associated cost reductions. We employed a total workforce of 13,023, including 250 employees within NAA, at 31 December 2003 compared to 14,134 employees at 30 September 2003. Of this reduction of around 1,100 employees, approximately 320 were transferred to Elcoteq following the outsourcing of our manufacturing facility in Offenburg.

In addition to the above, the GBP3 million reduction in R&D costs to GBP44 million was driven mainly by lower levels of spend on materials and streamlining of development projects to match customer requirements.

Progress on the previously announced headcount reductions in Germany and Italy have now started to reduce the run rate in sales and marketing. In addition, in the second quarter, marketing spend and non-recurring costs associated with a legacy marketing agreement, led to a decrease in S&M costs of GBP6 million.

G&A costs decreased by GBP2 million to GBP17 million predominantly due to reduced professional fees and further headcount reductions of approximately 60 heads in the UK, Italy and Germany.

Operating exceptional costs related mainly to our ongoing operational restructuring including provisions for employee severance payments of GBP29 million, cost of site rationalisation and closures of GBP5 million and legal provision of GBP5 million which are discussed on page 31 and in Note 4, page 51.

Share option costs in the three months ended 31 December 2003 amounted to GBP10 million, as discussed in Note 9, page 55. The total cost in the three months ended 31 December 2003 included a payroll taxes accrual for both schemes of approximately GBP2 million.

Annualised Operating Cost Run Rate

We have targeted to reduce the annualised run-rate of operating costs before goodwill, share options, exceptional and non-recurring items below GBP425 million by 31 March 2004. Excluding North American Access of GBP19 million, this target has been reduced to GBP405 million for our ongoing operations. We have elected to calculate this key business target on this basis as it is the closest measure of the recurring cash costs required to support our ongoing business insofar as it excludes non cash items relating to goodwill and share options. We calculate the exit run-rate on the last day of the period so that the full benefit of cost saving measures actioned during the period are included in the calculation.


GBP million                                                       Three months ended
                                                                    31 December 2003

Total operating expenses - Group                                               183

Deduct:
Goodwill amortisation                                                          (25)
Operating Exceptional Charge to Operating                                      (39)
Expenses
Share options                                                                  (10)
                                                                       -----------
Exit run-rate of normalised operating costs                                    109
                                                                       ===========

Annualised - Group                                                             435
Costs disposed with North American Access (NAA)                                (19)
                                                                       -----------
Annualised - excluding NAA                                                     416
                                                                       ===========


The exit run-rate of normalised operating costs at 31 December 2003 was approximately GBP109 million, which on an annualised basis leads to an exit run-rate of approximately GBP435 million, compared to approximately GBP490 million at 31 March 2003 and GBP455 million at 30 September 2003.

We have therefore achieved annualised savings of approximately GBP20 million in adjusted operating expenses in the three months ended 31 December 2003 explained above.

Three months ended 31 December 2003 compared to three months ended 31 December 2002

The GBP48 million reduction in operating expenses compared with last year consists of a reduction of GBP13 million related to the significant reduction in operating exceptional costs and GBP44 million related to cost savings achieved in all main categories of operating expenditure (see R&D, Sales and Marketing and General and Administrative costs below). These reductions were partially offset by the impact of share options costs, which amounted to GBP10 million in the three months ended 31 December 2003 compared to GBPnil in the three months ended 31 December 2002. Total operating expenses in the three months ended 31 December 2003 included operating expenses of GBPnil incurred by non-core businesses compared to GBP10 million for the three months ended 31 December 2002 relating mainly to our Italian mobile communications subsidiaries, Tetra and UMTS since sold to Finmeccanica.

Nine months ended 31 December 2003 compared to nine months ended 31 December
2002

The GBP346 million reduction in operating expenses compared with last year consists of a reduction of GBP155 million related to the significant reduction in operating exceptional costs and GBP192 million related to cost savings achieved in all categories of operating expenditure (see R&D, Sales and Marketing and General and Administrative costs below). These benefits were partially offset by the impact of share option costs, which amounted to GBP19 million (including GBP4 million payroll tax accrual) in the nine months ended 31 December 2003 compared to GBPnil in the nine months ended 31 December 2002. Total operating expenses in the nine months ended 31 December 2003 included operating expenses of GBP5 million incurred by non-core businesses and related mainly to UMTS described above compared to GBP42 million in nine months ended 31 December 2002.

Operating Expenses - Research and Development (R&D)

R&D expenditure in our ongoing operations (before share options) in the three months ended 31 December 2003 of GBP44 million, decreased by GBP23 million or 34 per cent as compared to GBP67 million for the three months ended 31 December 2002. GBP7 million of this reduction resulted from the disposal of non-core businesses.

In addition to the GBP44 million:

   - share option costs attributable to R&D amounted to GBPnil in the three months ended 31 December 2003 and GBP1 million in the nine months ended 31 December 2003.
   - NAA R&D costs amounted to GBP3 million in the three months ended 31 December 2003 and GBP8 million in the nine months ended 31 December 2003.

Cost savings were achieved mainly through headcount reductions and initiatives to significantly rationalise, consolidate and close research and development centres around the world. Other factors contributing to the overall reduction in R&D expenditure included lower levels of spend on third party sub contractors and materials and a reduced level of depreciation due to lower levels of capital expenditure and the write down of development and test models.

R&D by Product Area (Ongoing Operations)


As % of Adjusted R&D Expenditure of           Three months ended         Nine months ended
Ongoing Operations (excluding Other)                 31 December               31 December
                                                2003         2002         2003        2002
                                                  %            %            %            %

Optical Networks                                 42           43           41           41
Access Networks                                  23           18           23           20
BBRS                                             17           23           19           23
OPP                                               5            5            6            5
Other Network Equipment                           9            5            7            5
Network Services                                  4            6            4            6
                                         ----------   ----------   ----------   ----------
                                                100          100          100          100
                                         ==========   ==========   ==========   ==========
GBP million
Ongoing Group Adjusted R&D Expenditure
(excluding share options)                        44           67          143          241
                                         ==========   ==========   ==========   ==========

NARF                                             10                        35
Non-NARF                                         34                       108
                                         ----------                ----------
Ongoing Group Adjusted R&D Expenditure           44                       143
                                         ==========                ==========

We have continued to focus the majority of our R&D investment in three main product areas: Optical Networks, Access Networks and BBRS and in aggregate, spend in these three areas accounted for over three quarters of our adjusted R&D expenditure during the three months ended 31 December 2003.

Recent investment in Optical Networks has led to the launch of our new multi-haul DWDM (Dense Wavelength Division Multiplexing) system which converges 3 existing product lines into one single, cost effective platform and significantly reduces the total cost of ownership for our customers. We announced the first sale of this new platform to TeliaSonera (Scandinavia) during the third quarter. In addition, in November 2003, we launched our new optical multi-service 16-64 platform for metropolitan network solutions which we have already shipped to a number of second-tier operators in Germany and Eastern Europe. While, in March 2004, we plan to launch our new cost-reduced Series 4 ultra-compact SDH product line.

We continue to focus investment in Access Networks on three main product lines:
i) our multi-service access node solution, the Access Hub with the planned launch of a new line-card which will allow operators to combine video and voice traffic from the same network node; ii) fixed wireless access with the planned launch of the AXR, digital multipoint radio transmission platform; and iii) further enhancements to our Softswitch platform which has recently undergone successful pilot tests with both Jersey Telecom and Kingston in the UK.

In BBRS, we have achieved significant cost savings mainly as a result of headcount reductions and realignment of core programmes to meet specific customer demand. Almost half of the spend in the nine months ended 31 December 2003 related to further enhancements to our BXR-48000. The second release of this multi-service switch-router is due to be released in March 2004 and will incorporate enhanced IP functionality and improved IP/ATM operability. Other programmes are focused on adding Gigabit Ethernet and channelised interfaces to the smaller switch line, the release of Virtual Presence (Vipr), and maintenance activities throughout the product portfolio. We continue to seek to leverage our own R&D spend in this field by establishing partnerships in order to complement our own technology initiatives.

Operating Expenses - Sales & Marketing

Sales & Marketing spend in our ongoing operations (before share options) during the three months ended 31 December 2003 of GBP43 million, decreased by GBP16 million or 27 per cent as compared to GBP59 million in the three months ended 31 December 2002.

Significant savings have been achieved through a programme of focused headcount reductions, organisational consolidation and rationalisation and closure of sales offices worldwide. Sales and marketing spend during the nine months ended 31 December 2003 of GBP141 million decreased by GBP66 million or 32 per cent as compared to GBP207 million in the nine months ended 31 December 2002.

Sales and Marketing's share of Share option costs amounts to GBP3 million and GBP5 million in the three and nine months ended 31 December 2003. NAA S&M costs amount to GBP2 million and GBP6 million in the three and nine months ended 31 December 2003.

Operating Expenses - General and Administrative (G&A)


Adjusted G&A expenditure for our ongoing operations (before NAA, goodwill, exceptionals and share options) during the three months ended 31 December 2003 of GBP17 million, decreased by GBP5 million or 23 per cent as compared to GBP22 million in the three months ended 31 December 2002.


Savings were achieved through headcount reductions, site rationalisation (including the relocation of our UK head office) and reduced spend on professional fees incurred in the normal course of business. Adjusted G&A expenditure of GBP58 million during the nine months ended 31 December 2003, decreased GBP28 million or 33 per cent as compared to GBP86 million in nine months ended 31 December 2002. The headcount reductions announced in the UK, Germany and Italy have also started to reduce costs in the three months ended 31 December 2003.

G&A's share of share option costs amounts to GBP7 million and GBP13 million in the three and nine months ended 31 December 2003 respectively. NAA G&A costs amount to GBPnil and GBP1 million in the three and nine months ended 31 December 2003.

Operating Expenses - Net Other Operating (Expense)/Income

We incurred other expense of GBPnil and generated income of GBP5 million during the three and nine months ended 31 December 2003 as compared to other income of GBP3 million and expense of GBP4 million in the three and nine months ended 31 December 2002, primarily due to foreign exchange translation movements, patents and royalty fees.


Group Operating Loss (excluding Joint Ventures)


Continuing operations                               Three months ended       Nine months ended
GBP million                             31 Dec      30 Sept     31 Dec           31 December
                                          2003        2003        2002         2003        2002

Network Equipment                           (7)        (21)        (46)        (61)       (213)
Network Services                            15          12          20          32          25
Central costs                               (8)         (9)        (12)        (27)        (43)
Other                                        -           -          (8)         (5)        (32)
                                     ---------   ---------   ---------   ---------   ---------
Adjusted operating profit/(loss)
from
ongoing operations                           -         (18)        (46)        (61)       (263)
North American Access                        5           2          (3)          8         (15)
                                     ---------   ---------   ---------   ---------   ---------
Adjusted operating profit/(loss)             5         (16)        (49)        (53)       (278)
Group operating exceptional items          (36)        (14)        (45)        (69)       (250)
Share option costs                         (10)         (8)          -         (19)          -
Goodwill amortisation                      (25)        (24)        (28)        (74)        (79)
                                     ---------   ---------   ---------   ---------   ---------
Group Operating loss                       (66)        (62)       (122)       (215)       (607)
                                     =========   =========   =========   =========   =========

Central costs include all central function costs, for example the Board of directors, executive management team, legal, finance, strategy, IT and communications.

Three months ended 31 December 2003 compared to three months ended 30 September 2003

The improvement in adjusted operating profit from ongoing operations of GBP18 million was achieved as a result of the cost reduction initiatives to improve adjusted gross margin and to lower adjusted operating costs. The GBP14 million improvement in Network Equipment was largely driven by the substantial cost reductions achieved in our supply chain and savings across all areas of operating expense. The increase in Network Services of GBP3 million was driven mainly by increased volumes and savings in all areas of operating expenses.

Three months ended 31 December 2003 compared to three months ended 31 December 2002

We recorded an improvement in adjusted operating profit from ongoing operations of GBP46 million, which was achieved as a result of the cost reduction initiatives to improve adjusted gross margin and to lower adjusted operating costs, which more than offset reductions in sales as described above.

In Network Equipment the GBP39 million improvement was largely driven by the substantial cost reductions achieved in our supply chain and savings across all areas of operating expense. These savings more than offset the impact of under-recoveries arising from the decline in Network Equipment sales.

The adjusted operating profit reduction of GBP5 million in Network Services was driven mainly by lower sales volumes, which more than offset improved utilisation of resources in this labour intensive activity and savings in operating expenses.

Other consisted of the operating losses of Tetra and UMTS, which were disposed of in March and July 2003 respectively.

Nine months ended 31 December 2003 compared to nine months ended 31 December
2002

The adjusted operating loss from ongoing operations of GBP61 million in the nine months ended 31 December 2003 compared to an adjusted operating loss of GBP263 million from continuing operations in the nine months ended 31 December 2002. This improvement of GBP202 million was achieved as a result of the cost reduction initiatives to improve adjusted gross margin and to lower adjusted operating costs whilst more than offsetting reductions in sales.

After total Group operating exceptional charges of GBP69 million and GBP250 million, share option costs of GBP19 million and GBPnil and goodwill amortisation of GBP74 million and GBP79 million, we recorded an operating loss of GBP215 million against a GBP607 million loss in the nine months ended 31 December 2003 and 2002 respectively.

In Network Equipment, we recorded an adjusted operating loss of GBP61 million in the nine months ended 31 December 2003 as compared to GBP213 million in the nine months ended 31 December 2002. The GBP152 million or 71 per cent improvement was largely driven by the continued cost reductions in our supply chain together with savings across all areas of operating expense. These savings more than offset the impact of under-recoveries arising from the 17 per cent decline in Network Equipment sales.

In Network Services, the adjusted operating profit of GBP32 million in the nine months ended 31 December 2003 improved by GBP7 million as compared to adjusted operating profit of GBP25 million in the nine months ended 31 December 2002 despite the lower sales volumes. This increase was driven mainly by improved utilisation of resources in this labour intensive activity and savings in operating expenses.

Central costs of GBP27 million in the nine months ended 31 December 2003, decreased by GBP16 million as compared to the GBP43 million incurred in the nine months ended 31 December 2002. This decrease arose as a result of the reduction of corporate overhead costs mainly through headcount reductions including initiatives to reduce the number of management levels within the Group and site rationalisation, as well as the relocation of certain head office functions from London to Coventry where the costs are lower.

In the nine months ended 31 December 2002, we charged GBP250 million of operating exceptional costs, GBP17 million was charged to the gross margin and GBP233 million was charged to administrative expenses. Of this amount, approximately GBP40 million related to the impairment of tangible fixed assets, approximately GBP154 million related to our operational restructuring (including employee severance payments and site rationalisation costs) and approximately GBP54 million to the financial restructuring process. In addition GBP7 million of accrued costs relating to a planned IT system implementation, subsequently terminated, was released, and a reassessment of provisions to cover bad debts led to a release of GBP8 million. As a consequence of the above, operating loss reduced from GBP607 million to GBP215 million.


Operating Profit/(Loss) NARF compared to Non-NARF


                                            Three months ended                            Nine months ended
                                              31 December 2003                             31 December 2003

GBP million                 NARF           NON-NARF       Total          NARF            NON-NARF     Total

Adjusted operating
profit
/ (loss)                      16             (3)            13             43            (69)           (26)
Share option                  (1)            (9)           (10)            (1)           (18)           (19)
costs
Operating                     (6)           (30)           (36)            (8)           (61)           (69)
exceptionals
Central costs                  -             (8)            (8)             -            (27)           (27)
Goodwill                      (3)           (22)           (25)            (9)           (65)           (74)
amortisation
                    ------------   ------------   ------------   ------------   ------------   ------------
Operating profit /             6            (72)           (66)            25           (240)          (215)
(loss)
                    ============   ============   ============   ============   ============   ============

Our Group operating loss of GBP215 million in the nine months ended 31 December 2003 comprised an operating loss of GBP240 million in Non-NARF businesses and central costs of GBP27 million, share option costs of GBP18 million and GBP65 million of goodwill amortisation, which was partially offset by an operating profit of GBP25 million in NARF businesses.

Our two segments NARF and Non-NARF have very different operating profiles as described in our discussion of our results to the 30 September 2003 published on 13 November 2003 and discussed in Note 20 below.

Other Financial Items - Group basis only

Exceptional Items
In the three months ended 31 December 2003, operating exceptional items of GBP3 million were credited to cost of sales, as previously described on page 22, and GBP39 million charged to operating costs. The GBP39 million related to GBP29 million of employee severance costs, GBP5 million increase in provision for litigation settlement in respect of the Telcordia claim described in Note 19 and GBP5 million of other restructuring costs. This is a significant increase from the net GBP14 million charged in the three months ended 30 September 2003 mainly as plans have been finalised during the quarter in Italy and Germany to reduce headcount.

Details of operating exceptional items included in the profit and loss account in the nine months ended 31 December 2002 and 2003 are set out in the discussion on gross margin and operating expenses, above on pages 21 to 24 and in the Notes to the Non-Statutory Accounts; Note 4, page 51.

In the three months ended 31 December 2003, Non-Operating Exceptional Items of GBP2 million were credited to the profit and loss account. GBP1 million in respect of the sale of our share of the equity of Confirmant, a joint venture, and GBP1 million from the disposal of other investments. Details of non-operating exceptional Items included in the profit and loss account in the nine months ended 31 December 2002 and 2003 are set out in Note 4c on page 52 below.

Goodwill Amortisation
Goodwill amortisation was constant at GBP25 million for the three months ended 31 December 2003 and 30 September 2003, compared with GBP28 million in the three months ended 31 December 2002.

Goodwill amortisation in the nine months ended 31 December 2003 was GBP74 million, 31 December 2002 GBP82 million. The GBP8 million decrease related primarily to the disposal of Strategic Communications and the write-down of goodwill relating to our former SMS subsidiary.

Interest and Finance Expenditure/(Income)
Our net interest expense was GBP10 million in the three months ended 31 December 2003 compared to GBP16 million for the three months ended 30 September 2003 following the partial pay down of our Junior Notes in the quarter. Interest accrued on our Junior and Senior Notes was GBP13 million and interest accrued on other debt was GBP1 million. Interest earned on cash deposits was GBP4 million in the quarter. Net interest is reduced from GBP52 million for the three months ended 31 December 2002 due to the restructuring of our debt.

Net finance expenditure for the three months ended 31 December 2003 amounted to GBP5 million. Interest on pension scheme liabilities and expected return on pension assets netted to a GBP2 million charge, the 10 per cent premium charged on the partial redemption of our Junior Loan Notes completed during the period amounted to GBP5 million and foreign exchange movements on our Euro-denominated cash balances led to a gain of GBP2 million. This was a decrease on the GBP12 million charged in the three months to 30 September 2003 mainly due to the timing of incurring redemption premiums on paydown of the Junior Notes.

In the nine months ended 31 December 2003, our net interest expense was GBP30 million. Interest accrued was GBP43 million, relating to our Junior and Senior Loan Notes of GBP40 million (from 1 May 2003) and GBP6 million on other debt, which is net of the previously disclosed GBP3 million accrual release made at the time of restructuring. Interest earned on cash deposits was GBP13 million. Net interest expense of GBP171 million in the nine months ended 31 December 2002 was accrued on our bank loans and bonds in issue at the time.

Net finance expenditure for the nine months ended 31 December 2003 amounted to GBP52 million. Interest on pension scheme liabilities and expected return on pension assets netted to a GBP5 million charge, the 10 per cent premium charged on the partial redemption of our Junior Loan Notes completed during the period amounted to GBP15 million and foreign exchange movements on our Euro-denominated cash balances led to a GBP1 million loss. In addition, in the three months ended 30 June 2003, as previously disclosed, we benefited from a gain on unhedged foreign exchange borrowings (GBP16 million) which did not re-occur in the three months ended 31 December 2003 and on completion of the restructuring we wrote off capitalised losses on interest swap arrangements of GBP46 million. In the nine months ended 31 December 2002, net finance income amounted to GBP25 million, resulting from net pension charges of GBP5 million offset by a gain on unhedged foreign exchange borrowings.

Taxation
For the three months ended 31 December 2003 the tax charge was GBPnil. We recorded a tax credit on ordinary activities to the profit and loss account of GBP14 million in the nine months ended 31 December 2003 as compared to a GBP10 million charge in the nine months ended 31 December 2002. The net tax credit was due to the release of tax provisions in respect of prior years following the Marconi Corporation Plc Scheme of Arrangement, partly offset by tax charges for those territories incurring tax payments

Joint Ventures and Associates
In the three months ended 31 December 2003, operating losses in respect of joint ventures and associates were GBPnil following the disposal of Confirmant on 12 November 2003 and Easynet and Ultramast in prior periods.

During the nine months ended 31 December 2003, operating losses in respect of joint ventures were GBP2 million, relating primarily to our share of operating losses of Confirmant Limited prior to its disposal on 12 November 2003 to Oxford GlycoSciences, a wholly owned subsidiary of Celltech Group plc. In the nine months ended 31 December 2002 operating losses in respect of joint ventures amounted to GBP38 million including GBP32 million operating exceptional items mainly relating to Ultramast Limited.

Operating losses before goodwill amortisation in respect of associates for the nine months ended 31 December 2003 were GBP6 million. This mainly comprised our share of operating losses of Easynet prior to disposal. Operating losses before goodwill amortisation in respect of associates for the nine months ended 31 December 2002 were GBP23 million. Again, this mainly comprised our share of operating losses of Easynet.

No goodwill amortisation was charged in respect of associates in the three months ended 31 December 2003 following the GBP5 million charge relating to goodwill generated on the acquisition of our stake in Easynet charged in the first half of the financial year. In the nine months ended 31 December 2002, goodwill amortisation amounted to GBP7 million. Goodwill impairment charges relating to associates for the nine months ended 31 December 2003 were GBPnil (GBP27 million in the nine months ended 31 December 2002).

Dividend
As previously disclosed, as a result of our financial restructuring, there are certain significant restrictions that prevent us from paying dividends under the terms of the indentures governing the new Senior and Junior Notes. Accordingly, the directors do not expect to declare a dividend for the foreseeable future.

FINANCIAL CONDITION

Balance Sheet

Net Assets
At 31 December 2003, we had net assets of GBP252 million compared to GBP323 million at 30 September 2003 and net liabilities of GBP3,332 million at 31 March 2003. This included net assets of GBP59 million in relation to our NAA business.

The decrease in net assets during the three months ended 31 December 2003 resulted mainly from the impact of losses incurred in our operations and interest and finance expenditure.

Goodwill
At 31 December 2003, the net book value of Group goodwill amounted to GBP510 million compared to a net book value at 30 September 2003 of GBP541 million and at 31 March 2003 of GBP597 million. The reduction in the three months ended 31 December 2003 comprised amortisation for the period of GBP25 million and foreign exchange movements of GBP6 million. This followed a reduction in the six months ended 30 September 2003 which comprised amortisation for the period of GBP49 million and foreign exchange movements of GBP7 million. The goodwill balance at 31 December 2003 related mainly to GPT, Reltec and businesses acquired from Nokia and Bosch including GBP49 million in relation to our NAA business.

Fixed Assets
As at 31 December 2003, we had tangible assets of GBP173 million compared to GBP192 million as at 30 September 2003 and GBP243 million at 31 March 2003.

The reduction in tangible assets is mainly due to depreciation (GBP17 million in the three months ended 31 December 2003 and GBP59 million for the nine months ended 31 December 2003) and the disposal of IT assets as a result of the completion of our outsourcing agreement with CSC in the three months ended 30 June 2003.

Investments
As at 31 December 2003, we had fixed asset investments, including our share of interests in joint ventures and associates, of GBP9 million compared to GBP23 million at 30 September 2003 and GBP63 million at 31 March 2003. The reduction in the six months ended 30 September 2003 was largely due to the sale of our investments in Easynet plc and Bookham Technology plc. The further reduction in the three months ended 31 December 2003 was primarily due to the sale of our investment in Confirmant Limited (GBP3 million), the wind up of an associate (GBP8 million), and the writedown of other fixed asset investments (GBP3 million).

Working Capital
We continued to make progress in managing our working capital in the three months ended 31 December 2003.

The table below sets forth our working capital ratios:


                          30         31         31         30          30         31
Ratio              September   December      March       June   September   December
                        2002       2002       2003       2003        2003       2003

Stock Turns -            4.5        4.8        5.6        5.3         5.7        6.0
Group

Creditor Days -           88         82         55         61          60         48
Group

Debtor Days -            101        100         92         90          75         64
Group

Stock
Net stock and contracts in progress reduced to GBP195 million at 31 December 2003 compared to GBP202 million at 30 September 2003 and GBP234 million at 31 March 2003. The reduction in the three months ended 31 December 2003, and the corresponding improvement in stock turns, was primarily due to the outsourcing of our manufacturing operations and related transfer of stock in Germany to Elcoteq. The movement in the six months ended 30 September 2003 also included the impact of the previously disclosed sale of circuits deployed over the ultra-broadband optical equipment already installed in BT's transmission network under our "Pay as You Grow" contract.

Stock provisions decreased to GBP290m at 31 December 2003 compared to GBP317 million at 30 September and GBP406 million at 31 March 2003. This reduction mainly resulted from the utilisation of provisions on scrapping of obsolete inventory (which we have not been able to sell) and the disposal of inventory to Elcoteq.

Debtors
Net debtors amounted to GBP443 million at 31 December 2003, a reduction from GBP472 million at 30 September 2003 and GBP613 million at 31 March 2003.

We have reduced net trade debtor days from 92 at 31 March 2003 to 75 at 30 September 2003 and 64 at 31 December 2003. The significant improvement in the three months ended 31 December 2003 was due to continued focus on the collection of overdue debt and short term benefits due to collection of cash relating to annual maintenance contracts.

Other debtors and prepayments amounted to GBP103 million at 31 December 2003 compared to GBP102 million at 30 September 2003 and GBP117 million at 31 March 2003. The gradual unwinding of prepayments throughout the year in the normal course of business has been offset by an increase in other debtors relating to deferred consideration of approximately GBP2 million on the outsourcing deal with Elcoteq (receivable in January 2004), and the creation of debtors due to the sale of stock to Elcoteq of approximately GBP4 million.

Creditors
Trade creditors, other creditors, accruals and payments received in advance (excluding current taxation) amounted to GBP481 million at 31 December 2003 compared to GBP503 million at 30 September 2003 and GBP675 million at 31 March 2003.

We reduced trade creditors from GBP174 million at 31 March 2003 to GBP158 million at 30 September 2003 and GBP150 million at 31 December 2003 as a result of our continued tight control of inventory in-feed to forecast sales demand. Trade creditor days reduced in the three months ended 31 December 2003 to 48 days. This was due to the strong operating cash performance in the quarter which enabled us to significantly reduce the level of overdue creditors at the end of December.

Other creditors, accruals and payments received in advance amounted to GBP331 million at 31 December 2003, reduced from GBP345 million at 30 September 2003 and GBP501 million at 31 March 2003. The decrease in the three months ended 31 December 2003 largely related to the non cash settlement of amounts owed to an associate on its winding up, and the payment of payroll accruals. The decrease in the six months ended 30 September 2003 largely related to the final settlement of advisor fee obligations following completion of our financial restructuring, partially offset by the previously disclosed write off of capitalised losses relating to swaps.

Provisions
Provisions for liabilities and charges stood at GBP259 million at 31 December 2003 compared to GBP246 million at 30 September 2003 and GBP300 million at 31 March 2003. The increase of GBP13 million in the three months ended 31 December 2003 was due to a net charge of GBP6 million for restructuring provisions, GBP2 million for warranties and contracts and GBP5 million for increase in provision for settlement of a legal claim with Telcordia (as disclosed in Note 19). The reduction in the nine months ended 31 December 2003 included the previously disclosed settlement of a GBP35 million share option liability to the ESOP derivative banks on 19 May 2003.

Pensions and other retirement benefits
Our pension scheme deficits at 31 December 2003 amounted to GBP337 million compared to GBP346 million at 30 September 2003 and GBP353 million at 31 March 2003.

Service costs, plan contributions, benefit payments and net finance costs have been recognised in accordance with the actuarial assumptions set at 30 September 2003. In accordance with our accounting policies, we have not updated the actuarial assessment at 31 December 2003.

LIQUIDITY AND CAPITAL RESOURCES

Net Cash / Debt

On 19 May 2003, we completed our financial restructuring as a result of which GBP4,723 million of financial indebtedness was cancelled and new Junior and Senior Notes were issued.


                                         31 December   30 September       31 March
GBP million                                     2003           2003           2003

Restructured Debt                                  -              -         (4,723)
US $ denominated Senior Notes (1)               (400)          (432)             -
US $ denominated Junior Notes (2)               (133)          (191)             -
Other bilateral and bank debt                    (46)           (50)           (52)
                                        ------------   ------------   ------------
Gross financial indebtedness                    (579)          (673)        (4,775)
Cash                                             687            772          1,158
                                        ------------   ------------   ------------
Net cash/(financial indebtedness)                108             99         (3,617)
                                        ============   ============   ============

(1)     US$717 million
(2) US$487 million upon issue in May 2003 reduced to approximately US$261 million at 31 December 2003, of which approximately US$23 million owned by Marconi Corporation plc

The GBP94 million reduction in gross financial indebtedness during the period primarily resulted from the partial redemptions and repurchases of our Junior Notes described above (GBP47 million) and favourable foreign exchange translation gains on our US-dollar denominated debt (GBP43 million). The balance of GBP4 million related to a reduction in the level of our bilateral debt mainly resulting from repayments and foreign exchange movements.

After the end of the quarter, on 12 January 2004, we completed the fifth partial redemption of our Junior Notes. All Junior Notes outstanding including those owned by Marconi Corporation plc were subject to this partial redemption. As a result, this further reduced the total principal amount outstanding to approximately $209 million (approximately GBP117 million) of which approximately $18 million (approximately GBP10 million) was owned by Marconi Corporation plc. The cash we received as a result of our holding at the time of the partial redemption has been transferred to the Mandatory Redemption Escrow Account.

As previously disclosed, after the quarter end on 2 February 2004, we proceeded with the cancellation of our entire holding in the Junior Notes, in accordance with the terms of those Notes.

Furthermore, upon completion, the $240 million (approximately GBP135 million) proceeds from the agreed sale of NAA will be used partly to fund the final redemption of our Junior Notes and then to initiate paydown of our Senior Notes at 110 per cent of par value.

At 31 December 2003, the Group's cash and liquid resources totalled GBP687 million (30 September 2003: GBP772 million). Of this amount, GBP209 million represented amounts which would be classified as restricted cash, and GBP478 million represented free cash available to the Marconi Corporation plc Group. Of the reduction of GBP85 million since 30 September 2003, GBP28 million related to foreign exchange.

In addition, on 2 February 2004, we made the third coupon payment due on our Junior Notes in cash (approximately GBP2.7 million). On 11 February 2004, we announced that we will in addition complete on 25 February 2004, the sixth partial redemption of the Junior Notes, as a result of further releases of cash collateral held against performance bonding. All the Junior Notes repurchased by us prior to the redemption have been cancelled, and therefore the total redemption amount outstanding of $34 million (GBP18 million) will be used to reduce the principal amount outstanding to $157 million (GBP84 million).

Cash Flow


                                               Three months ended           Nine months ended
GBP million                                           31 December                 31 December
                                               2003          2002          2003          2002

Group operating cash flow before
exceptional
items                                            35            72           100           (70)
Exceptional operating cash flow
(before
financial restructuring payments)               (22)          (72)          (96)         (253)
                                        -----------   -----------   -----------   -----------
Group operating cash flow (after
exceptional items and before
financial
restructuring payments)                          13             -             4          (323)
Returns on investments and servicing
of
finance                                         (18)          (13)          (37)         (171)
Tax                                              (1)           45            (3)           32
Capital expenditure and financial                (3)            3            38           (22)
investment
Acquisition and disposals                         4             2           102           389
                                        -----------   -----------   -----------   -----------
Group cash flow before financial
restructuring, use of liquid resources,
and
financing                                        (5)           37           104           (95)
Exceptionals - payment to ESOP                    -             -           (35)            -
creditors
                                        -----------   -----------   -----------   -----------
Group cash flow before use of liquid
resources, and financing                         (5)           37            69           (95)
Management of liquid resources                    3           (23)           22          (100)
Cash element of Scheme consideration              -             -          (340)            -
Other net cash outflow from financing           (51)          (10)         (156)          (48)
                                        -----------   -----------   -----------   -----------
(Decrease)/increase in cash and net
bank
balances repayable on demand                    (53)            4          (405)         (243)
                                        ===========   ===========   ===========   ===========

Cash Flow for the Three and Nine Months Ended 31 December 2003

During the nine months ended 31 December 2003, we made good progress towards our previously stated goal of maximising cash generation in order to pay down our Junior Notes as soon as possible. The cash generation was achieved mainly through proceeds from the disposal of assets and investments and cash generated from operations (before exceptional items), which was more than sufficient to fund the cash costs of our ongoing operational restructuring and interest charges.

Before the impact on cash balances of our financial restructuring, management of liquid resources and repayment of financing, we recorded a cash outflow of GBP5 million in the three months ended 31 December 2003 and a cash inflow of GBP104 million for the nine months ended 31 December 2003.

On 19 May 2003, upon completion of the financial restructuring, we paid a GBP35 million settlement to our ESOP derivative banks and distributed GBP340 million to scheme creditors. In addition, we used approximately US$272 million (approximately GBP168 million) to fund the US$249 million (approximately GBP153 million) reduction in principal amount of the Junior Notes and the net US$23 million (approximately GBP13 million) redemption premium.

As a result, our cash and net bank balances repayable on demand decreased by GBP53 million in the three months ended 31 December 2003 and by GBP405 million in the nine months ended 31 December 2003.

Group Operating Cash Flow before exceptional items
We generated positive operating cash flow (before exceptional items) in each quarter of the nine months ended 31 December 2003. Overall, operating losses before exceptional items of GBP146 million were offset by depreciation and amortisation (GBP133 million), non-cash costs relating to share options (GBP15 million) and a GBP98 million reduction in working capital. This led to an adjusted operating cash flow of GBP100 million, of which GBP65 million was generated in the six months ended 30 September 2003 and GBP35 million in the three months ended 31 December 2003.

The contribution from working capital amounted to GBP82 million in the six months ended 30 September 2003 and GBP16 million in the three months ended 31 December 2003. This was driven by cash receipts from debtors, the continued close management of overdue debt and the successful renegotiation of shorter payment terms with certain key customers in Northern Europe. In addition to this, cash was generated through the one time sale of inventory as a result of the outsourcing of our manufacturing in Germany.

Exceptional Cash Flows (before payment of ESOP settlement and Scheme consideration)
We incurred total operating exceptional cash costs of GBP22 million during the three months ended 31 December 2003, which resulted from severance payments (GBP15 million), lease commitments and other obligations associated with our ongoing operational restructuring and reorganisation (GBP6 million) and our financial restructuring (GBP1 million). The severance payments include our share of Jabil's costs to close the Coventry plant and transfer manufacturing to lower cost locations in Scotland and Hungary. The lease commitments and other obligations related mainly to vacant properties and other assets, which we no longer require to support our downsized and restructured business and for which we have provided in previous periods. During the three months ended 31 December 2003, we agreed and paid out settlements on a number of these onerous leases.

This brought the total operating exceptional spend in the nine months ended 31 December 2003 to GBP96 million, of which GBP34 million related to the financial restructuring and GBP62 million to the operational restructuring.

Returns on Investments and Servicing of Finance
In the three months ended 31 December 2003, we paid interest of GBP15 million, and an additional GBP6 million of financing charges in respect of the 10 per cent premium due on the partial redemptions of our Junior Notes completed during the quarter. Other net interest received on our cash balances and paid on our bank loans amounted to GBP3 million.

In the nine months ended 31 December 2003, we paid interest of GBP34 million on our Junior and Senior Loan Notes and an additional GBP16 million of financing charges in respect of the 10 per cent premium due on the partial redemptions of our Junior Notes completed during the quarter. Other net interest received on our cash balances and paid on our bank loans amounted to GBP13 million.

Tax Paid
We paid net GBP3 million of tax in the nine months ended 31 December 2003, of which GBP1 million was incurred in the three months ended 31 December 2003.

Capital Expenditure and Financial Investment
Gross capital expenditure amounted to GBP20 million during the nine months ended 31 December 2003, with GBP12 million spent in the six months to 30 September 2003 and a further GBP8 million in three months to 31 December 2003. Most of this spend was incurred in Optical Networks and BBRS.

In the six months ended 30 September 2003, we generated GBP26 million from the sale of our IT assets associated with our outsourcing agreement with CSC and GBP23 million on the disposal of financial investments, primarily our stakes in Bookham Technology plc and Gamma Telecom Holding Ltd. We received proceeds of a further GBP5 million on the sale of fixed assets including GBP2 million on the Elcoteq outsourcing in the three months ended 31 December 2003. Net capital expenditure and financial investment amounted to GBP38 million in the first nine months of the financial year.

Cash Flows from Acquisitions and Disposals
In the 3 months to 31 December 2003 we generated a GBP4 million cash inflow from the sale of our joint venture in Confirmant.

We generated a total of GBP104 million as a result of business disposals during the first half of the financial year. This mainly related to the disposal of our entire stake in Easynet plc (GBP94 million) with the balance relating largely to cash released from an escrow account following the disposal of Marconi Mobile Access S.p.A. and proceeds from other smaller disposals (including deferred considerations received on disposals completed in prior periods - SMS and Marconi Applied Technologies). These were partially offset by a deferred consideration of approximately GBP6 million we paid during the three months ended 30 June 2003, which related mainly to our acquisition of Northwood Technologies in May 2001.

Cash Flow for the Nine Months Ended 31 December 2002

During the nine months ended 31 December 2002, we incurred a GBP95 million cash outflow before use of liquid resources and financing. The main components of this were;

i) a net outflow from operating activities before capital expenditure and exceptional items of GBP70 million driven largely by consumption of cash for working capital requirements,

ii) an exceptional cash outflow from operating activities of GBP253 million relating mainly to our operational restructuring,

iii) an outflow from returns on investments and servicing of finance of GBP171 million relating mainly to the burden of interest payments on our higher bank and bond debt balances prior to completion of the financial restructuring, and

iv) an inflow from acquisitions and disposals of GBP389 million largely relating to the disposal of the Strategic Communications and Marconi Applied Technologies businesses.

Other cash flows related to tax repaid (GBP32 million), and cash outflows from capital expenditure and financial investment (GBP22 million).

RISK MANAGEMENT
An update on the position with respect to the risks outlined in the Operating and Financial Review for the three months to 30 September 2003 is provided below.

Liquidity Risk
At 31 December 2003, our cash and liquid resources totalled GBP687 million compared with GBP772 million at 30 September 2003.
Of this total, GBP209 million represented amounts which would be classified as restricted cash, and GBP478 million represented free cash available to us at 31 December 2003. The following table sets out the breakdown of these restricted and free cash balances at 31 December and 30 September 2003:


GBP million                                         31 December    30 September
                                                           2003            2003

Performance Bonds:
Cash collateral on new performance bonding                   35              27
facility
Cash collateral on performance bonds and                     72             108
guarantees
Performance bonding escrow account                           38              41
                                                  -------------   -------------
Total cash collateralised against performance               145             176
bonds
Captive insurance company                                    19              19
Collateral on secured loans in Italy                         13              13
Mandatory Redemption Escrow Account (MREA)                   32               2
                                                  -------------   -------------
Total Restricted Cash                                       209             210
Cash held at subsidiary level and cash in                    66              65
transit
Available Treasury deposits                                 412             497
                                                  -------------   -------------
Total Cash and Liquid Resources                             687             772
                                                  =============   =============


During the three months ended 31 December 2003, we were able to release approximately GBP32 million from cash collateral on performance bonds issued prior to completion of the financial restructuring. This was applied to partial redemption of our Junior Notes. The new bonding facility allows Marconi Bonding Limited, a group subsidiary, to procure a total of GBP50 million of performance bonding. These bonds will be fully collateralised, with 50 per cent of the collateral being placed at the time of issuance of the bond (GBP10 million at 31 December 2003, GBP2 million at 30 September 2003) and 50 per cent being rolled over from releases of collateral on existing bonds (maximum GBP25 million deposited prior to 30 September 2003).

Interest Rate Risk
As at 31 December 2003, 97 per cent of our borrowings were at fixed rates of interest. Consequently, our exposure to interest rates will be limited to changes in the interest rates earned on our short-term bank deposits. Under the terms of the Senior and Junior Notes, no hedging of this risk is permitted.

During the three months ended 31 December 2003, a 1 per cent increase in interest rates would have led to a GBP2 million increase in interest income, and no significant impact on interest expense.

Foreign Exchange Risk
We are exposed to movements in foreign exchange rates against sterling for both trading transactions and the translation of net assets and the profit and loss accounts of overseas subsidiaries. Our main trading currencies are the US dollar, sterling and the euro.

Following our financial restructuring, the majority of our debt (93 per cent as at 31 December 2003) is denominated in US dollars. It is our policy to take this US dollar exposure into account when determining the appropriate currency mix of the Group's cash balances.

As at 31 December 2003, GBP421 million of our cash balances were denominated in US dollars (GBP417 million as at 30 September 2003), GBP103 million were in sterling (GBP156 million as at 30 September 2003), and GBP120 million in euros (GBP172 million as at 30 September 2003), and the balance of GBP43 million (GBP27 million as at 30 September 2003) in other currencies.

As at 31 December 2003, we held approximately euro 85 million (GBP60 million) of cash denominated in euro within the UK, as collateral against bonding facilities and to meet potential cash requirements in the euro zone. Since this cash is designated for euro-denominated cash flow requirements, this cash is not treated as a hedge for accounting purposes, and gains and losses on retranslation of the cash into sterling are taken to net finance income / (expense).

Exchange Rate Sensitivity
As discussed on page 11, our sales and profitability are sensitive to exchange rate fluctuations.

Customer Finance Commitments

We have not issued any new customer finance commitments during the nine months ended 31 December 2003, and will not require cash resources to fund these activities in the foreseeable future. At 31 December 2003, in respect of the commitments outstanding prior to the reporting period, we had customer finance commitments of approximately GBP37 million of which GBP36 million had been drawn.

Contract Bonding Facilities
Some customers in the telecommunications market require that bank bonds or surety bonds (issued by insurance companies) are provided to guarantee performance of the equipment supplier. We had a total of GBP175 million of bonds outstanding at 31 December 2003 with both banks and insurance companies worldwide as compared with GBP168 million at 30 September 2003. Following our financial restructuring, we have a committed super-priority bonding facility for a total of GBP50 million of bonding, of which GBP20 million had been drawn at 31 December 2003. As part of our restructuring, substantially all new bonds currently have to be cash collateralised. Of the GBP107 million of collateral at 31 December 2003, GBP25 million related to collateral on bonds which have been retired and rolled into collateralisation of the new Super-priority Performance Bonding Facility, and GBP8 million was collateral against bonds issued in favour of companies which have now been sold. In the latter case, we are in the process of procuring the release of this collateral.

A maturity profile of all bonds and guarantees outstanding at 31 December 2003 is set out below:


GBP million                 Bonds outstanding   Bonds outstanding
Expiring 31 March,           at 31 December     at 30 September
                                     2003                2003

2004 or earlier                        27                  43
                 2005                  46                  41
                 2006                  12                  12
                 2007                  60                  40
Thereafter                             18                  18
No expiry date                         12                  14
                            -------------       -------------
                Total                 175                 168
                            =============       =============

A number of our performance bond arrangements carry rights for the issuer to call for cash collateral, either unconditionally or upon the occurrence of certain events. We estimate that as at 31 December 2003, performance bonds with a face value of approximately GBP43 million had varying conditional or unconditional rights to call for cash collateral.

CONSOLIDATED PROFIT AND LOSS ACCOUNT


                                         Note     9 months to    9 months to       Year to
                                                  31 December    31 December      31 March
GBP million                                              2003           2002           2003
TURNOVER
Continuing operations                    3             1,164          1,485          1,914
Discontinued operations                  3                 -             87             88
Group                                    2             1,164          1,572          2,002
                                                ------------   ------------   ------------
OPERATING LOSS
Group operating loss
Excluding goodwill amortisation and                      (72)          (280)          (308)
exceptional items
Goodwill amortisation                                    (74)           (82)          (104)
Operating exceptional items              4a              (69)          (251)          (317)
                                         3              (215)          (613)          (729)
Continuing operations                                   (215)          (607)          (723)
Discontinued operations                                    -             (6)            (6)
                                         3              (215)          (613)          (729)
Share of operating loss of joint
ventures
Excluding goodwill amortisation and                       (2)            (6)            (8)
exceptional items
Operating exceptional items              4a                -            (32)           (32)
                                                          (2)           (38)           (40)
                                                ------------   ------------   ------------
                                                        (217)          (651)          (769)
Share of operating loss of associates
Excluding goodwill amortisation and                       (6)           (23)           (27)
exceptional items
Goodwill amortisation                                     (5)            (7)           (10)
Goodwill impairment                                        -            (27)           (27)
Operating exceptional items              4b                -            (21)           (25)
                                                         (11)           (78)           (89)
                                                ------------   ------------   ------------
Total operating loss                     2              (228)          (729)          (858)

Non-operating exceptional items
Gain on disposal of discontinued         4c                9             (6)            (5)
operations
Gain on disposal of joint ventures and   4c               77              -              -
associates
Gain on disposal of fixed assets and     4c               19             23             26
investments in continuing operations
Merger/demerger items                                      -              -            123
Group share of associates' non-operating 4c                -             (3)            (3)
exceptional items
                                                         105             14            141
Amounts written off investments          4d               (2)           (41)           (40)
Gain / (loss) on waiver of balance       4e               25           (186)          (315)
payable to M (2003) plc group

Net interest payable
Group                                    5               (30)          (172)          (242)
Share of joint ventures and associates   5                 -              1              -
                                         5               (30)          (171)          (242)

Net finance (expenditure) / income       6               (52)            25            (14)
LOSS ON ORDINARY ACTIVITIES BEFORE
TAXATION
Excluding goodwill amortisation and                     (162)          (455)          (599)
exceptional items
Goodwill amortisation and exceptional                    (20)          (633)          (729)
items
                                         2              (182)        (1,088)        (1,328)
TAX CREDIT/(CHARGE) ON LOSS ON ORDINARY
ACTIVITIES
Excluding tax on goodwill amortisation                    (6)           (10)           107
and exceptional items
Exceptional tax credit                                    20              -             78
                                         7a               14            (10)           185

LOSS ON ORDINARY ACTIVITIES AFTER                       (168)        (1,098)        (1,143)
TAXATION
Equity minority interests                                 (1)            (1)            (1)
                                                ------------   ------------   ------------
LOSS ON ORDINARY ACTIVITIES ATTRIBUTABLE
TO THE
EQUITY SHAREHOLDERS AND RETAINED LOSS
FOR THE
PERIOD                                                  (169)        (1,099)        (1,144)
                                                     =======        =======        =======
Basic and diluted loss per share         8             (63.7p)       (191.7p)       (199.6p)
Basic adjusted loss per share            8             (46.4p)        (81.2p)        (86.0p)
                                                     =======        =======        =======


CONSOLIDATED BALANCE SHEET

                                         Note       31 December    30 September   31 March
GBP million                                                2003           2003        2003

FIXED ASSETS
Goodwill                                                 510            541            597
Tangible assets                                          173            192            243
Investments                                                9             23             63
                                                ------------   ------------   ------------
                                                         692            756            903
CURRENT ASSETS
Stocks and contracts in progress         10              195            202            234
Debtors: amounts falling due within one  11              438            464            581
year
Debtors: amounts falling due after more  11                5              8             32
than one year
Cash at bank and in hand                 12              687            772          1,158
                                                ------------   ------------   ------------
                                                       1,325          1,446          2,005

Creditors: amounts falling due within    13             (630)          (627)        (5,541)
one year
                                                ------------   ------------   ------------
NET CURRENT ASSETS/(LIABILITIES)                         695            819         (3,536)
                                                ------------   ------------   ------------
Total assets less current liabilities                  1,387          1,575         (2,633)
Creditors: amounts falling due after     13             (539)          (660)           (46)
more than one year
Provisions for liabilities and charges   14             (259)          (246)          (300)
                                                ------------   ------------   ------------
NET ASSETS/(LIABILITIES) BEFORE
RETIREMENT
BENEFIT DEFICITS                                         589            669         (2,979)
Retirement benefit scheme deficits                      (337)          (346)          (353)
                                                ------------   ------------   ------------
NET ASSETS/(LIABILITIES) AFTER
RETIREMENT
BENEFIT DEFICITS                                         252            323         (3,332)
                                                ============   ============   ============

CAPITAL AND RESERVES
Called-up share capital                  15               50             50            143
Shares to be issued                      15               15              8              -
Share premium account                    15                -              -            700
Capital reserve                          15                9              9              9
Capital reduction reserve                15              334            334              -
Profit and loss account                  15             (158)           (81)        (4,187)
                                                ------------   ------------   ------------
Equity shareholders' interests                           250            320         (3,335)
Equity minority interests                                  2              3              3
                                                ------------   ------------   ------------
                                                         252            323         (3,332)
                                                ============   ============   ============

CONSOLIDATED CASH FLOW STATEMENT

                                             Note   9 months to   9 months to        Year to
                                                    31 December   31 December       31 March
GBP million                                                2003          2002           2003

Net cash inflow/(outflow) from operating
activities before
exceptional items                             16a           100           (70)            8
Exceptional cash outflows from operating       4f          (131)         (253)         (329)
activities

Net cash outflow from operating activities
after exceptional items
Continuing operations                                       (31)         (282)         (282)
Discontinued operations                                       -           (41)          (39)
                                                            (31)         (323)         (321)

Returns on investments and servicing of       16b           (37)         (171)         (164)
finance
Tax (paid)/repaid                             16c            (3)           32            31
Capital expenditure and financial             16d            38           (22)          (30)
investment
Acquisitions and disposals                    16e           102           389           433
                                                    -----------   -----------   -----------
Cash inflow/(outflow) before use of liquid                   69           (95)          (51)
resources and financing

Net cash inflow/(outflow) from management of  16f            22          (100)         (159)
liquid resources
Cash element of Scheme consideration          16g          (340)            -             -
Other net cash outflow from financing         16g          (156)          (48)          (40)
                                                    -----------   -----------   -----------
DECREASE IN CASH AND NET BANK BALANCES
REPAYABLE ON DEMAND                                        (405)         (243)         (250)
                                                    ===========   ===========   ===========


RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET
MONETARY FUNDS/(DEBT)

                                             Note      9 months     9 months         Year
                                                             to           to           to
                                                             31           31           31
                                                       December     December        March
GBP million                                                2003         2002         2003

Decrease in cash and net bank balances                    (405)        (243)        (250)
repayable on demand
Net cash (inflow)/outflow from management of               (22)         100          159
liquid resources
Net cash outflow from decrease in debt and                 156           48           40
lease financing
                                                    ----------   ----------   ----------
Change in net monetary funds/(debt)                       (271)         (95)         (51)
resulting from cash flows

Net debt disposed with subsidiaries                          -           17           24
Other non-cash changes                                   3,956          (81)        (364)
Effect of foreign exchange rate changes                     40          191          109
                                                    ----------   ----------   ----------
Movement in net monetary funds/(debt) in the             3,725           32         (282)
period

Net monetary debt at 1 April                 17         (3,617)      (3,335)      (3,335)
                                                    ----------   ----------   ----------
Net monetary funds/(debt) at end of period   17            108       (3,303)      (3,617)
                                                    ==========   ==========   ==========



CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                                  9 months to    9 months to       Year to
                                                  31 December    31 December      31 March
GBP million                                              2003           2002          2003

Loss on ordinary activities attributable to the
shareholders
Group                                                   (156)          (996)        (1,049)
Share of joint ventures                                   (2)           (38)           (40)
Share of associates                                      (11)           (81)           (55)
                                                        (169)        (1,115)        (1,144)

Exchange differences on translation                        5            136            103
Tax charge on exchange differences                         -             (3)             -
Actuarial gain/(loss) recognised on retirement            14           (373)          (269)
benefit schemes
                                                ------------   ------------   ------------
TOTAL RECOGNISED GAINS AND LOSSES                       (150)        (1,355)        (1,310)
                                                ============   ============   ============



RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS' INTERESTS


                                          Note       9 months to      9 months to          Year to
                                                     31 December      31 December         31 March
GBP million                                                 2003             2002             2003

Total recognised gains and losses                          (150)          (1,355)          (1,310)
Shares to be issued                                          15                -                -
New share capital and share premium         15            3,720                -                -
Group share of associates' shares to be                       -                3                3
issued
                                                 --------------   --------------   --------------
Total movement in the period                              3,585           (1,352)          (1,307)

Equity shareholders' interests at 1                      (3,335)          (2,028)          (2,028)
April
                                                 --------------   --------------   --------------
Equity shareholders' interests at end of                    250           (3,380)          (3,335)
period
                                                 ==============   ==============   ==============


NOTES TO THE NON-STATUTORY ACCOUNTS


1.              ACCOUNTING POLICIES

Financial information in the non-statutory accounts is presented on the basis of the UK accounting policies of Marconi Corporation plc as set out in the Annual Report and Accounts for the year ended 31 March 2003. The unaudited results for the interim period should therefore be read in conjunction with the Marconi Corporation plc 2003 Annual Report and Accounts. The financial information does not comprise statutory accounts for the purposes of Section 240 of the Companies Act 1985 and has not been audited. The balance sheet information at 31 March 2003 has been extracted from the Annual Report and Accounts of Marconi Corporation plc for the year then ended. The audit report on those accounts, which have been delivered to the Registrar of Companies, was unqualified and did not contain a statement under Section 237 (2) or (3) of the Companies Act 1985.

Pensions and other retirement benefits
The last actuarial assessment of the Group's defined benefit pension scheme liabilities and valuation of pension assets was performed at 30 September 2003 and has not been updated for the quarter ended 31 December 2003. As no changes of assumptions have been notified by the actuaries, no adjustments have been made through the consolidated statement of total recognised gains and losses. In the quarter ended 31 December 2003, the Group has recognised the service cost, plan contributions, benefit payments and net finance costs in accordance with the actuarial assumptions published for the six months ended 30 September 2003. A full actuarial assessment will be made at 31 March 2004.

Currency Translation
Transactions denominated in foreign currencies are translated into the functional currency at the rates ruling at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated at the rates ruling at that date. These translation differences are dealt with in the profit and loss account with the exception of certain gains and losses arising under hedging transactions in prior periods.

Profits and losses of overseas subsidiaries, joint ventures and associates and cash flows of overseas subsidiaries are translated at the average rates of exchange during the period. Non-sterling net assets are translated at year-end rates of exchange. Key rates used are as follows:


                  Average rates                       Period-end rates
              9        6        9        Year to
         months   months   months
          to 31    to 30    to 31     31 Mar   31 Dec  30 Sept  31 Dec   31 Mar
            Dec     Sept      Dec       2003     2003     2002    2002     2003
           2003     2003     2002


US       1.6594   1.6227   1.5389    1.5538   1.7902   1.6614   1.6098    1.5807
dollar
Euro     1.4301   1.4262   1.5739    1.5499   1.4193   1.4267   1.5342    1.4486


The differences arising from the restatement of profits and losses and the retranslation of the opening net liabilities to period end rates are taken to reserves.

2.       SEGMENTAL ANALYSIS

Analysis of results and net assets/(liabilities) by class of business

GBP million                (Loss) / profit           Turnover          Net assets /
                              before tax                            (liabilities)
                        9 months to 31 Dec    9 months to 31 Dec   31 Dec    31  March
                         2003       2002       2003       2002       2003       2003

Network equipment         (53)      (228)       747        861        129        197
Network services           32         25        417        587
Central costs             (46)       (43)         -          -
Other                      (5)       (32)         -         37        (17)       (30)
                     --------   --------   --------   --------   --------   --------
Continuing                (72)      (278)     1,164      1,485        112        167
operations
Discontinued                -         (2)         -         87          -          8
operations
                     --------   --------   --------   --------   --------   --------

                          (72)      (280)     1,164      1,572        112        175
                                           ========   ========
Goodwill                  (74)       (82)                             510        597
amortisation
Operating                 (69)      (251)
exceptional items
(Note 4a)
                     --------   --------

Group operating          (215)      (613)
loss
Joint ventures             (2)       (38)                               -          3
Associates                (11)       (78)                               7         44
                     --------   --------

Total operating          (228)      (729)
loss
Non-operating             105         14
exceptional items
(Note 4c)
Amounts written off        (2)       (41)
investments (Note
4d)
Gain on waiver of          25       (186)
balance payable to M
(2003) plc group
(Note 4e)
Net interest payable      (30)      (171)                             110     (3,198)
and interest bearing
assets and
liabilities (Note 5)

Net finance               (52)        25
(expenditure) /
income (Note 6)
Unallocated net                                                      (487)      (550)
liabilities
Non-interest bearing                                                    -       (403)
amounts owing to M
(2003) plc companies
not in Marconi
Corporation plc
group
                     --------   --------   --------   --------   --------   --------

                         (182)    (1,088)                             252     (3,332)
                     ========   ========                         ========   ========


Goodwill arising on acquisitions is amortised over a period not exceeding 20 years. Separate components of goodwill are identified and amortised over the appropriate useful economic life. The remaining goodwill on the balance sheet will be amortised over an average period of approximately 5 years. It is not practical to disclose goodwill amortisation on a segmental basis as any allocation would be arbitrary. Goodwill related to North American Access amounts to GBP49 million (31 March 2003: GBP59 million).

The net assets of Network Equipment and Network Services cannot be separately identified as the same assets are generally used to generate sales in each of these segments. The results of these segments are separately reportable. Central costs include GBP19 million of share options and related payroll costs (2002:
GBPnil). Other consists of previous non-core businesses, the largest of which UMTS, was sold in the nine months ended 31 December 2003.

Sales by Group companies to joint ventures and associates amounted to GBP16 million (2002: GBP22 million). Purchases from joint ventures and associates amounted to GBPnil (2002: GBPnil).

Certain assets and liabilities cannot be allocated by class of business or territory. These principally consist of taxation, retirement benefits and central provisions.

The Group has historically divided its business into three segments: Network Equipment, Network Services and Other but is now adopting a new reporting structure along geographic lines. The profit/(loss) before taxation, turnover and total assets for the NARF and Non-NARF segments are disclosed for the nine months to 31 December 2003. Further information to comply with our Loan Note covenants is disclosed in Note 20.


GBP million                   (Loss) / profit
                                 before tax          Turnover        Net Assets
                                9 months to       9 months to  31 December 2003
                                31 December       31 December
                                       2003              2003

NARF                                     27               395                89
Non-NARF                               (200)              769                66
Consolidation adjustment                 (9)                -                97
for goodwill
                            ---------------   ---------------   ---------------
Continuing operations                  (182)            1,164               252
                            ===============   ===============   ===============

Analysis of turnover by class of business

                                          To customers in the          To customers
GBP million                                    United Kingdom              overseas

9 months to 31 December                      2003        2002       2003        2002

Network equipment                             134         191        613         670
Network services                              167         187        250         400
Other                                           -           8          -          29
                                         --------    --------   --------    --------
Continuing operations                         301         386        863       1,099
Discontinued operations                         -          11          -          76
                                         --------    --------   --------    --------

                                              301         397        863       1,175
                                         ========    ========   ========    ========
NARF                                            1                    394
Non-NARF                                      300                    469
                                         --------               --------
Continuing operations                         301                    863
                                         ========               ========


Analysis of turnover by territory of destination
GBP million

9 months to 31 December             2003          2002

United Kingdom                       301           397
Other EMEA                           383           559
North America                        364           430
CALA                                  34            56
APAC                                  82           130
                                   -----         -----
                                   1,164         1,572
                                   =====         =====



Analysis of operating loss including share option charges but before goodwill amortisation and exceptional items, turnover and net assets/(liabilities) by territory of origin

GBP million      Operating (loss)/profit             Turnover         Net assets/(liabilities)
                         9 months to               9 months to          31            31
                         31 December               31 December       December      March
                   2003         2002          2003         2002         2003        2003

UK (incl.           (46)         (72)         338          549          145          233
central
costs)
Other EMEA          (39)        (124)         374          534          (63)        (130)
North                22          (61)         377          434           37           83
America
CALA                  1            3           33           45            2            8
APAC                (10)         (26)          42           10           (9)         (19)
             ----------   ----------   ----------   ----------   ----------   ----------
                    (72)        (280)       1,164        1,572          112          175
             ==========   ==========   ==========   ==========   ==========   ==========


North America includes some small operations which are excluded from the NARF, in particular the Group's wireless software and services activities.

3.       GROUP OPERATING LOSS (EXCLUDING JOINT VENTURES)

GBP million                       Continuing   Exceptional      Total
9 months to 31 December 2003                       items
Turnover                             1,164             -        1,164
Cost of sales                         (865)            9         (856)
                                ----------    ----------   ----------
Gross profit                           299             9          308

Selling and distribution              (152)            -         (152)
expenses
Administrative expenses -              (70)          (78)        (148)
other
Research and development              (152)            -         (152)
Goodwill amortisation                  (74)            -          (74)
                                ----------    ----------   ----------
Administrative expenses -             (296)          (78)        (376)
total
Other operating income                   5             -            5
                                ----------    ----------   ----------

Operating loss                        (146)          (69)        (215)
                                ==========    ==========   ==========

Share option and related payroll costs of GBP19 million are included within selling and distribution expenses, administrative expenses and research and development.


GBP million                     Continuing   Discontinued   Exceptional     Total
9 months to 31 December                                         items
2002
Turnover                           1,485             87             -        1,572
Cost of sales                     (1,206)           (63)          (17)      (1,286)
                              ----------      ---------    ----------   ----------
Gross profit/(loss)                  279             24           (17)         286

Selling and distribution            (213)           (11)            -         (224)
expenses
Administrative expenses -            (87)            (6)         (234)        (327)
other
Research and development            (253)           (11)            -         (264)
Goodwill amortisation                (79)            (3)            -          (82)
                              ----------      ---------    ----------   ----------

Administrative expenses -           (419)           (20)         (234)        (673)
total
Other operating expenses              (4)             2             -           (2)
                              ----------      ---------    ----------   ----------

Operating loss                      (357)            (5)         (251)        (613)
                              ==========      =========    ==========   ==========


GBP million                      Continuing   Discontinued  Exceptional        Total
                                                                items
Year to 31 March 2003

Turnover                            1,914             88            -        2,002
Cost of sales                      (1,530)           (64)         (21)      (1,615)
                               ----------      ---------    ----------   ----------

Gross profit                          384             24          (21)         387

Selling and distribution             (266)           (11)           -         (277)
expenses
Administrative expenses -            (107)            (6)        (296)        (409)
other
Research and development             (316)           (11)           -         (327)
Goodwill amortisation                (102)            (2)           -         (104)
                               ----------      ---------    ----------   ----------

Administrative expenses -            (525)           (19)        (296)        (840)
total
Other operating expenses               (1)             2            -            1
                               ----------      ---------    ----------   ----------

Operating loss                       (408)            (4)        (317)        (729)
                               ==========      =========    ==========   ==========

All exceptional items, except for GBP1 million in the nine months ended 31 December 2002 and GBP2 million in the year ended 31 March 2003 charged to operating expenses, relate to continuing operations. Exceptional items are shown in further detail in Note 4.

The Group disposed of its Strategic Communications business during the year ended 31 March 2003. This activity is shown as discontinued in the note above.

4.       EXCEPTIONAL ITEMS

These items have been analysed as follows:

a)       Operating exceptional items
GBP million
9 months to 31 December                                     2003        2002
Restructuring costs - included in cost of         (i)          9         (17)
sales
                                                        --------     -------
Impairment of goodwill and tangible fixed        (ii)          -         (40)
assets
Restructuring and reorganisation costs          (iii)        (77)       (209)

System implementation costs                     (iv)           -           7
Increase in provision for litigation             (v)          (5)          -
settlement
Releases in respect of doubtful debts           (vi)           4           8
                                                        --------    --------
Included in administrative expenses                          (78)       (234)
                                                        --------    --------
Group operating exceptional items                            (69)       (251)
Share of joint ventures' operating exceptional  (vii)          -         (32)
items
                                                        --------    --------
Total operating exceptional items (excluding                 (69)       (283)
associates)
                                                        ========    ========

     i) In the nine months ended 31 December 2003, GBP9 million was credited to restructuring costs within cost of sales. GBP6 million of this relates to the release of liability provisions held against the outsourcing of certain manufacturing operations to Jabil Circuit
        Inc and GBP3 million was received on account for stock, previously fully provided for through an exceptional charge,and subsequently utilised by Jabil. In the nine months ended 31 December 2002, GBP17 million was the net charged in relation to the Jabil outsourcing arrangement.

     ii) In the nine months ended 31 December 2002, in light of declining industry and economic trends on its current and expected future operations, the Group reassessed the carrying values of goodwill and tangible fixed assets. As a consequence tangible fixed assets were impaired by GBP40 million.

     iii) As part of the Group's cost reduction actions, a charge of GBP77 million (2002: GBP209 million) was recorded during the nine months ended 31 December 2003. This includes GBP13 million for the costs of the financial restructuring, GBP48 million for employee severance and the balance is for site rationalisation and other restructuring costs. The site rationalisation costs reflect charges associated with the closure and consolidation of various sites around the world as part of the business restructuring.

     iv) During the year ended 31 March 2002, the Group planned to implement a new global IT system. In light of the subsequent revised trading outlook and the continued focus on cost reduction, the implementation was terminated. During the nine months ended 31 December 2002, the Group was able to revise its previous estimate of the overall costs leading to the release of GBP7 million from the amounts accrued in the year to 31 March 2002.

     v) The additional charge for litigation settlement was incurred in respect of the Telcordia claim, as disclosed in Note 19.

     vi) In light of the declining market and economic trends the Group was experiencing, during the previous financial year an exceptional provision against bad and doubtful debts was charged during the year to 31 March 2002. Of this amount, GBP4 million was reassessed and released to the profit and loss account in the nine months to 31 December 2003. In the nine months to 31 December 2002, GBP8 million previously provided for, was paid by the Group's debtors.

     vii) During the period ended 31 December 2002, the Group also recorded its GBP32 million share of the operating exceptional charges of its joint ventures. Of this, GBP31 million related to the impairment of intangible fixed assets in Ultramast Ltd.


Analysis by segment

GBP million
9 months to 31 December                                      2003         2002
Network Equipment and Network Services                        (67)        (204)
Other                                                          (2)         (46)
                                                       ----------   ----------
Continuing operations                                         (69)        (250)
Discontinued operations                                         -           (1)
                                                       ----------   ----------
                                                              (69)        (251)
                                                       ==========   ==========
United Kingdom                                                (34)         (42)
Other EMEA                                                    (19)        (112)
US                                                            (13)         (82)
CALA                                                           (1)         (10)
APAC                                                           (2)          (5)
                                                       ----------   ----------
                                                              (69)        (251)
                                                       ==========   ==========

b)       Associates' operating exceptional items

The Group has recorded GBPnil (2002: GBP21 million) of operating exceptional charges of its associates, in respect of Easynet Group Plc. These charges related to impairment of goodwill and tangible fixed assets, and restructuring and reorganisation costs.

c)       Non-operating exceptional items

GBP million
9 months to 31 December                                     2003          2002

Gain/(loss) on disposal of discontinued operations             9            (6)
Gain on disposal of joint ventures and associates             77             -
Gain on disposal of fixed assets and investments in           19            23
continuing operations
Group share of associates' non-operating exceptional           -            (3)
items
                                                       ---------     ---------
Included in non-operating exceptional items                  105            14
                                                       =========     =========

In the nine months ended 31 December 2003, the gain on disposal of discontinued operations of GBP9 million related to the recognition of deferred consideration on the disposal of Strategic Communications sold in the year ended 31 March 2003. The gain on disposal of an associate, Easynet, amounted to GBP76 million and a joint venture, Confirmant, GBP1 million. The gain on disposal of Marconi Mobile Access S.p.A. of GBP9 million, and other fixed asset investments of GBP16 million, is partially offset by a pension settlement loss of GBP6 million on the disposal of GDA.

In 2002, the loss on disposal of discontinued operations resulted from the sale of Strategic Communications (GBP41 million) offset by the release of provisions relating to the disposal of the Group's Systems businesses (Medical, Commerce and Data Systems). A curtailment gain of GBP28 million in respect of pension liabilities was recognised principally following the sale of the Group's 50 per cent share of GDA in March 2002. The balance mainly relates to gains on property disposals.


d)       Amounts written off investments
The change in value of the Group's investments is accounted for in line with the group accounting policy whereby listed investments are marked to their market value at the end of each reporting period and unlisted investments are held at the lower of cost and recoverable value.

e)       Gain on waiver of balance payable to M (2003) plc
As part of the restructuring, Marconi Corporation plc and its subsidiaries entered into an agreement with M (2003) plc and its direct subsidiaries to reassign and waive balances between the M (2003) plc group and the Marconi Corporation plc group. At 31 March 2003, Marconi Corporation plc provided for amounts due to it from M (2003) plc and its direct subsidiaries which are no longer considered to be recoverable. The gain of GBP25 million arose from a direct subsidiary of M (2003) plc waiving payment of the balance on 19 May 2003. Amounts written off in 2002 of GBP186 million were in respect of a funding receivable from M (2003) plc in the nine months ended 31 December 2002 related to amounts which the Company no longer considered to be recoverable.


f)           Exceptional cash flows
GBP million
9 months to 31 December                                     2003          2002

Operating
ESOP settlement                                              (35)            -
Restructuring and related costs                              (96)         (236)
Systems implementation costs                                   -           (17)
                                                     -----------   -----------
                                                            (131)         (253)
                                                     ===========   ===========
Non-operating and financing
Scheme consideration                                        (340)            -
Disposal of tangible fixed assets                             26            28
Net proceeds on disposal of interests in subsidiary          108           392
companies, joint ventures and associates
                                                     -----------   -----------
                                                            (206)          420

                                                     ===========   ===========


5.       NET INTEREST PAYABLE

GBP million
9 months to 31 December                                      2003         2002

Interest receivable
Loans and deposits                                             13           25
Other                                                           -           17
                                                       ----------   ----------
Interest receivable total                                      13           42

Interest payable
Bank loans, loan notes and overdrafts (2003: less             (43)        (214)
interest accrual release of GBP3 million)
                                                       ----------   ----------
Net interest payable - Group                                  (30)        (172)
                                                       ==========   ==========
Share of net income receivable from joint ventures and          -            1
associates
Net interest payable                                          (30)        (171)
                                                       ==========   ==========


6.       NET FINANCE (EXPENDITURE) / income

GBP million
9 months to 31 December                                      2003         2002
Finance costs
Exceptional write off of capitalised losses on swaps          (46)           -
Interest on pension scheme liabilities                       (111)        (123)
Other (including premium on redemption of Junior              (16)           -
Notes)
                                                       ----------   ----------
Finance costs total                                          (173)        (123)
                                                       ==========   ==========
Finance income
Expected return on pension scheme assets                      106          118
Net gain on cash and unhedged foreign exchange                 15           30
borrowings
                                                       ----------   ----------
Finance income total                                          121          148
                                                       ==========   ==========
Net finance expenditure                                       (52)          25
                                                       ==========   ==========



7.       TAX

a)         Tax (credit)/charge on loss on ordinary activities
GBP million
9 months to 31 December                                      2003         2002

Current taxation
Corporation tax 30 per cent (2002: 30 per cent)                 -           (1)
UK overprovision in respect of prior years                    (20)           -
Overseas tax                                                    6           11
                                                       ----------   ----------
Total                                                         (14)          10
                                                       ==========   ==========

A non-operating exceptional tax credit of GBP20 million (2002: GBPnil) arose as a result of the scheme of arrangement becoming effective.

b) Factors that may affect future tax charges
Deferred tax assets have not been recognised in respect of operating losses, pension scheme deficits, and exceptional expenditure as the Group is not sufficiently certain that it will be able to recover those assets within a relatively short period of time.

8.       LOSS PER SHARE

Basic and diluted loss per share is calculated by reference to a weighted average of 265.1 million ordinary shares (2002: 573.3 million ordinary shares) in issue during the period.

The effect of share options is anti-dilutive for each period presented and has therefore been excluded from the calculation of diluted weighted average number of shares.

An adjusted basic loss per share has been presented in order to highlight the underlying performance of the Group, and is calculated as set out in the table below.

Reconciliation of loss per share excluding goodwill amortisation and exceptional items:


9 months to 31 December                           2003                     2002
                                              Loss     Loss per        Loss    Loss per
                                               GBP        share         GBP       share
                                           million        Pence     million       Pence

Loss and basic loss per share                 (169)       (63.7)    (1,099)      (191.7)
Exceptional items (Note 4)
Operating exceptional items                     69         26.0        283         49.4
Group share of associate's operating             -            -         21          3.7
exceptional items
Non-operating exceptional items               (105)       (39.6)       (14)        (2.4)
Amounts revalued/(written off)                   2          0.7         41          7.2
investments
Gain on waiver of balance payable to M         (25)        (9.4)       186         32.4
(2003) plc group
Goodwill amortisation and impairment            79         29.8        116         20.2
Write off of capitalised losses on swaps        46         17.3          -            -
Exceptional tax credit                         (20)        (7.5)         -            -
                                            ------     --------   --------     --------
                                              (123)       (46.4)      (466)       (81.2)
                                            ======     ========   ========     ========

Using the number of shares in issue at 31 December 2003 (200 million), the pro forma basic and diluted loss per share was 85 pence and the adjusted basic loss per share was 62 pence.

9.       SHARE OPTIONS

As previously announced at the time of the financial restructuring, the Company has granted nil cost share options to its executive directors and senior managers. In total, using numbers and prices following the 1 for 5 share consolidation, which took effect on 9 September 2003, options over 15.23 million ordinary shares were granted on 24 June 2003 with options over a further 1 million shares granted on 1 September 2003. The adjusted mid market closing price of a Marconi Corporation plc share on the dates of grant were 293.75 pence on 24 June 2003 and 455 pence on 1 September 2003.

Under UK GAAP, the cost of these options will be spread over the five performance periods defined in the nil cost share option plan set out in the Group's prospectus dated 31 March 2003. The overall impact on the Group's Profit and Loss Account over the life of the Plan through to the financial year ending 31 March 2007, assuming all performance triggers are met, will be approximately GBP49 million before payroll tax. The plan has five performance targets, each having a period in which the shares will vest if the targets are met. The GBP49 million charge is a non-cash item. The operating loss for the nine months ended 31 December 2003 has been charged with GBP15 million (2002: GBPnil) and shares to be issued in the balance sheet have been credited with GBP15 million.

On 30 June 2003, the Company granted market value share options to employees. In total, options over 6.3 million ordinary shares have been or are expected to be granted. Under UK GAAP, the only cost of these options will be employer payroll taxes incurred when the share options vest. The performance conditions are the same as the nil cost share option plan.

10.          STOCKS AND CONTRACTS IN PROGRESS

GBP million                               31 December  30 September      31 March
                                               2003          2003          2003
Raw materials and bought in                      64            71            89
components
Work in progress                                 42            52            60
Payments on account                              (1)           (2)           (2)
Long term contract work in progress               6             7            11
Finished goods                                   84            74            76
                                           --------      --------      --------
                                                195           202           234
                                           ========      ========      ========


11.          DEBTORS

GBP million                                        31           30           31
                                           December    September        March
                                               2003         2003         2003

Amounts falling due within one year:
Trade debtors                                   315          339          464
Amounts owed by joint ventures and               21           25           30
associates
Other debtors                                    73           71           57
Prepayments and accrued income                   29           29           30
                                           --------     --------     --------
                                                438          464          581
Amounts falling due after more than one
year:
Trade debtors                                     4            6            2
Other debtors                                     -            1           29
Prepayments and accrued income                    1            1            1
                                           --------     --------     --------
                                                  5            8           32
                                           --------     --------     --------
                                                443          472          613
                                           ========     ========     ========


12.          Cash at bank and in hand

GBP million                                        31           30           31
                                           December    September        March
                                               2003         2003         2003

Cash and bank deposits repayable on             491          562          934
demand
Other cash deposits                             196          210          224
                                         ----------   ----------   ----------
Cash at bank and in hand                        687          772        1,158
                                         ==========   ==========   ==========
Included in the amounts above are
restricted cash of:
Secured                                          13           13          812
Collateral against bonding facilities           145          176          135
Held by captive insurance company                19           19           17
Mandatory redemption escrow account              32            2            -
                                          ---------    ---------    ---------
Restricted cash                                 209          210          964
Other                                           478          562          194
                                          ---------    ---------    ---------
Cash at bank and in hand                        687          772        1,158
                                         ==========   ==========   ==========

In Note 17, liquid resources amounting to GBP196 million at 31 December 2003 consists of restricted cash (GBP209 million) less secured amounts (GBP13 million) plus cash held on deposit that is not available within 24 hours (GBPnil).

13.          CREDITORS

GBP million                                      31           30            31
                                          December    September        March
                                              2003         2003         2003

Amounts falling due within one year
Bonds                                            -            -        2,147
Loan notes                                      26            -            -
Bank loans and overdrafts
Repayable on demand                             15           17        2,194
Other                                            2            2            1
Obligations under finance leases                 -            1            -
                                          --------     --------     --------
                                                43           20        4,342

Payments received in advance                    55           52           76
Trade creditors                                150          158          174
Amounts owed to fellow subsidiaries of           -            -          403
M (2003) plc
Amounts owed to joint ventures and               1            9            9
associates
Current taxation                               110          111          137
Other taxation and social security              20           14           22
Other creditors                                 92           94          193
Accruals and deferred income                   159          169          185
                                          --------     --------     --------
                                               630          627        5,541
                                          ========     ========     ========

Amounts falling due after more than one
year
Loan notes                                     507          623            -
Bank loans and overdrafts                       27           28           30
Obligations under finance leases                 2            2            -
                                          --------     --------     --------
                                               536          653           30
Accruals and deferred income                     3            7           16
                                          --------     --------     --------
                                               539          660           46
                                          ========     ========     ========



14.          PROVISIONS FOR LIABILITIES AND CHARGES

GBP million            Restructuring     Share   Deferred   Warranties    Other    Total
                                       options        tax          and
                                                             contracts

At 1 April 2003                 64        35          6           89       106       300
Exchange rate                   (2)        -          -           (2)       (4)       (8)
adjustment
Disposals                        -         -          -            -        (3)       (3)
Transferred from                 8         -          -            -         9        17
creditors
Charged                         35         -          -           35        16        86
Released                        (4)        -          -           (3)       (7)      (14)
Utilised                       (38)      (35)         -          (29)      (17)     (119)
                          --------    ------    -------      -------   -------   -------
At 31 December                  63         -          6           90       100       259
2003
                         =========    ======    =======      =======   =======   =======
At 30 September                 57         -          6           88        95       246
2003
                         =========    ======    =======      =======   =======   =======

Restructuring provisions mainly comprise expected costs for termination of employee contracts (GBP26 million) and costs for properties no longer occupied, onerous lease contracts and future scheme administration costs (GBP37 million). The associated outflows are generally expected to occur over the next year with vacant property costs being incurred over the next five years.


Share option provisions at 1 April 2003 related to amounts paid to the ESOP derivative banks on 19 May 2003 in settlement of the potential ESOP derivative dispute.

Warranties and contracts mainly comprise expected cost of maintenance under guarantees, other work in respect of products delivered and losses on contract work in progress in excess of related accumulated costs. The associated outflows are generally expected to occur over the lives of the products and contracts which are long term in nature.

Other provisions mainly comprise expected employee related claims, environmental liabilities, other litigation, insurance balances and merger and acquisition claims.


15.          EQUITY SHAREHOLDERS' INTERESTS

a)    Share capital
                                                 Number of shares            GBP

Fully paid ordinary shares of 5p each
Shares allotted at 1 April 2003                     2,866,250,735         143,312,537
Converted to non-voting deferred shares and        (2,866,250,735)       (143,312,537)
cancelled
New ordinary shares issued                          1,000,000,000          50,000,000
Shares issued before share consolidation                    9,840                 492
Share consolidation (1 for 5)                        (800,007,872)                  -
Shares issued after share consolidation                     1,801                 450
                                            ---------------------   -----------------
Allotted ordinary shares at 31 December               200,003,769          50,000,942
2003 (25p each)
                                            =====================   =================
Unissued ordinary shares at 1 April 2003            3,133,749,265         156,687,463
Converted to non-voting deferred shares and        (3,133,749,265)       (156,687,463)
cancelled
New unissued ordinary shares                        2,133,749,265         106,687,463
Shares issued before share consolidation                   (9,840)               (492)
Share consolidation (1 for 5)                      (1,706,991,540)                  -
Shares issued after share consolidation                    (1,801)               (450)
                                            ---------------------   -----------------
Unissued ordinary shares at 31 December               426,746,084         106,686,521
2003 (25p each)
                                            =====================   =================
Authorised ordinary shares at 31 December             626,749,853         156,687,463
2003 (25p each)
                                            =====================   =================

As a consequence of the share consolidation, which took effect on 9 September 2003 following shareholder approval, the number of Marconi Corporation plc shares outstanding was reduced from around 1 billion shares with nominal value of 5 pence each to approximately 200 million shares with nominal value of 25 pence each. Every five shares of 5p each were consolidated into one new share of 25p with entitlements to fractions of new shares aggregated and sold in the market for the benefit of the related shareholders.


b)    Reserves
GBP million                   Shares     Share   Capital   Capital      Profit    Total
                               to be   premium   reserve   reduction       and
                                                                          loss
                             issued    account               reserve   account

At 1 April 2003                  -       700         9           -    (4,187)  (3,478)
Cancellation of old share        -         -         -           -       143      143
capital
Arising on new shares            -     3,670         -           -         -    3,670
issued
Loss retained for the            -         -         -           -      (169)    (169)
period
Exchange differences             -         -         -           -         5        5
Added in the period             15         -         -           -         -       15
Actuarial gain on                -         -         -           -        14       14
retirement benefit
schemes
Transfer on capital              -    (4,370)        -         343     4,027        -
reduction
Losses transferred               -         -         -          (9)        9        -
                            ------    ------    ------      ------    ------   ------
At 31 December 2003             15         -         9         334      (158)     200
                            ======    ======    ======      ======    ======   ======
At 30 September 2003             8         -         9         334       (81)     270
                            ======    ======    ======      ======    ======   ======

On 21 May 2003, the High Court approved a reduction of share capital of GBP143 million and reduction of share premium of GBP4,370 million. The balances have been credited to the Company profit and loss reserve which stood at GBP4,170 million at 31 March 2003. The High Court determined that any surplus over the deficit at 31 March 2003 was to be held as a non-distributable reserve which would be transferred to the profit and loss reserve as losses are incurred or when all creditors as at 21 May 2003 have been satisfied. Company losses of GBP9 million have been transferred in the period.


16.   CASH FLOW

a) Net cash inflow/(outflow) from operating activities before exceptional items

GBP million
9 months to 31 December 2003                                             Continuing

Group operating loss after exceptional                                         (215)
items
Operating exceptional items (Note 4(a))                                          69
                                                                           --------
Group operating loss before exceptional                                        (146)
items
Depreciation charge                                                              59
Goodwill amortisation                                                            74
Shares to be issued                                                              15
Decrease in stock                                                                39
Decrease in debtors                                                             133
Decrease in creditors                                                           (67)
Decrease in provisions                                                           (7)
                                                                         ----------
                                                                                100
                                                                         ==========

9 months to 31 December 2002                 Continuing   Discontinued        Total

Group operating loss after exceptional             (607)            (6)        (613)
items
Operating exceptional items (Note 4(a))             250              1          251
                                               --------       --------     --------
Group operating loss before exceptional            (357)            (5)        (362)
items
Depreciation charge                                 103              4          107
Goodwill amortisation                                82              -           82
Decrease/(increase) in stock                        194            (16)         178
Decrease/(increase) in debtors                      216             (1)         215
Decrease in creditors                              (269)           (23)        (292)
Increase/(decrease) in provisions                     3             (1)           2
                                               --------       --------     --------
                                                    (28)           (42)         (70)
                                               ========       ========     ========



b)       Returns on investments and servicing of finance
GBP million                                                   2003       2002
9 months to 31 December

Income from loans, deposits and investments                   13          38
Interest paid                                                (34)       (209)
                                                         -------     -------
                                                             (37)       (171)
                                                         ========    =======

Of the above amount, continuing operations account for an outflow of GBP37 million (2002: GBP169 million) and discontinued operations an outflow of GBPnil (2002: GBP2 million).



c) Tax (paid)/repaid
GBP million                                                   2003        2002
9 months to 31 December

UK corporation tax repaid                                      -          49
Overseas tax paid                                             (3)        (17)
                                                          ------     -------
                                                              (3)         32
                                                          ======     =======



All the above amounts relate to continuing operations.

d)       Capital expenditure and financial investment
GBP million                                                   2003        2002
9 months to 31 December

Purchases of tangible fixed assets                           (20)        (34)
Purchases of fixed asset investments                           -         (21)
Sales of tangible fixed assets                                35          29
Sales of fixed asset investments                              23           4
                                                          ------      ------
                                                              38         (22)

                                                           ======      ======

Sales of tangible fixed assets shown above include an amount of GBP26 million relating to information technology assets, (2002: GBP20 million of property disposals).

Of the above amount, continuing operations account for an inflow of GBP38 million (2002: GBP18 million outflow) and discontinued operations an outflow of GBPnil (2002: GBP4 million)


e)       Acquisitions and disposals
GBP million                                                   2003        2002
9 months to 31 December

Investments in subsidiary companies                           (6)         (3)
Sales of interests in subsidiary companies                    16         378
Sales of interests in associates and joint ventures           98           -
Net (cash) / overdraft disposed with subsidiary               (6)         14
companies
                                                          ------      ------
                                                             102         389
                                                          ======      ======


f) Net cash inflow/(outflow) from management of liquid resources Comprising term deposits generally of less than one year and other readily disposable current asset investments:


GBP million                                                 2003        2002
9 months to 31 December
Deposits made with banks and similar financial              (153)       (106)
institutions
Deposits withdrawn from banks and similar financial          175           6
institutions
                                                        --------    --------
                                                              22        (100)
                                                        ========    ========




g)       Net cash outflow from financing
GBP million                                                 2003       2002
9 months to 31 December

Decrease in bank loans                                       (6)       (68)
Increase in bank loans                                        4          -
Decrease in loan notes                                     (153)         -
Capital element of finance lease payments                    (1)        (3)
Increase in loans from M (2003) plc and subsidiaries of M     -         23
(2003) plc
Scheme consideration                                       (340)         -
                                                          -------    -------
                                                           (496)       (48)
                                                          ========   =======



17.   ANALYSIS OF NET MONETARY FUNDS / (DEBT)
GBP million               At      Cash        Non-cash      Other     Exchange        At        At
                     1 April      flow      changes on   non-cash         rate    31 Dec   30 Sept
                        2003             restructuring    changes   adjustment      2003      2003

Cash at bank and       934      (410)              -          -          (33)      491       571
in hand
Overdrafts             (22)        5               -          -            2       (15)      (17)
                             -------
                                (405)

Liquid resources       224       (22)              -          -           (6)      196       201
Amounts falling
due within one
year
Bank loans          (2,173)        6           2,147         (7)          25        (2)       (2)
Bonds               (2,147)        -           2,165          -          (18)        -         -
Loan notes               -         -               -        (26)           -       (26)        -
Finance leases           -         1               -         (1)           -         -        (1)
Loans from M          (403)        -             403          -            -         -         -
(2003) plc and
fellow
subsidiaries of M
(2003) plc
Amounts falling
due after more
than one year
Bank loans             (30)       (4)              -          7            -       (27)      (28)
Loan notes               -       153            (756)        26           70      (507)     (623)
Finance leases           -         -               -         (2)           -        (2)       (2)
                             -------
                                 156
                   -------   -------         -------    -------      -------   -------   -------
                    (3,617)     (271)          3,959         (3)          40       108        99
                   =======   =======         =======    =======      =======   =======   =======

Of the cash flow, GBP340 million relates to amounts paid out as scheme consideration and GBP35 million in respect of the ESOP derivative banks. Non-cash adjustments relate mainly to the Group's restructuring of bond and bank debt which was schemed on 19 May 2003 when new debt was issued.


18.   CONTINGENT LIABILITIES
GBP million                                 31            30            31
                                      December     September         March
                                          2003          2003          2003

Contingent liabilities at period end        20            20            20
                                         ======        ======        ======

Litigation
Contingent liabilities relate mainly to the cost of legal proceedings, which in the opinion of the Directors, are not expected to have a materially adverse effect on the Group.

The Group is engaged in a number of legal proceedings relating to class shareholder actions, patent and other claims under contracts. The Group is vigorously defending these cases, the estimated cost of which is disclosed above, and the Directors currently believe that the claims are unlikely to be settled for amounts resulting in material cash or other asset outflows.

Guarantees
At 31 December 2003, the Group had provided third parties with guarantees, performance bonds and indemnities, the exercise of which is considered to be remote.

19.   POST BALANCE SHEET EVENTS
On 5 January 2004 we entered into an agreement to sell our North American Access business for $240 million. This is currently undergoing regulatory approval.

On 12 January 2004 we completed the fifth partial redemption of our Junior Notes. All Junior Notes outstanding including those owned by Marconi Corporation plc were subject to this partial redemption. As a result, this further reduced the total principal amount outstanding to approximately $209 million (approximately GBP117 million) of which approximately $18 million (approximately GBP10 million) was owned by Marconi Corporation plc. The cash we received as a result of our holding at the time of the partial redemption has been transferred to the Mandatory Redemption Escrow Account.

In Part X, section 15.4 of our listing particulars we made disclosure of the lawsuit file by Bell Communications Research. Inc, now known as Telcordia Technologies Inc., or Telcordia. In our interim filing for the six-months to 30 September 2003, we reported that on 29 September 2003, the district court held a hearing in relation to that lawsuit to clarify its previous claim construction ruling. Subsequent to the hearing the district court issued an opinion clarifying its original claim construction in a manner that will permit Telcordia to maintain its claim for infringement of the remaining patent. In the three months to 31 December 2003, we have reviewed our defence to this case and on 5 December 2003, entered into mediation with Telcordia for settlement. On 12 January 2004, we entered into a binding memorandum of understanding with Telcordia wherein we agreed to pay Telcordia $23.5 million (approximately GBP13 million) in exchange for a license to Telcordia's ATM patent portfolio and as full and final settlement of all outstanding claims. We are in the process of negotiating formal definitive agreements. We currently expect to make a payment in the region of $14 million (approximately GBP8 million) before 31 March 2004 and the remaining balance over the next three years. As a consequence of this claim, we have reassessed our provisioning level and made an exceptional charge of GBP5 million to our operating results in the three months ended
31 December 2003.

In addition, on 2 February 2004, we made the third coupon payment due on our Junior Notes in cash (approximately GBP2.7 million). On 11 February 2004, we announced that we will in addition complete on 25 February 2004, the sixth partial redemption of the Junior Notes, as a result of further releases of cash collateral held against performance bonding. All the Junior Notes repurchased by us prior to the redemption have been cancelled, and therefore the total redemption amount outstanding of $34 million (GBP18 million) will be used to reduce the principal amount outstanding to $157 million (GBP84 million).


20. SUPPLEMENTARY INFORMATION FOR NARF & NON-NARF SEGMENTS

a)      BASIS OF PREPARATION

This supplementary information is a requirement of our covenants on our loan notes which requires that for as long as the Junior Notes are outstanding, we disclose a profit and loss account, net asset statement and cash flow statement, together with commentary, for our two segments, the Issuer (Marconi Corporation plc) and its non-US subsidiaries and the US parent (Marconi Communications, Inc.) and its subsidiaries. We call these segments the North American Ring Fence
(NARF) and Non-NARF.

A ring-fence around Marconi Communications, Inc and its subsidiaries was created in connection with the Scheme of Arrangement for Marconi Corporation plc effective on the 19 May 2003. NARF is comprised of the US operating businesses the equipment and service activities of the Broadband Routing and Switching
(BBRS), Outside Plant & Power (OPP) and North American Access (NAA) (irrespective of the country of destination of these sales). In addition certain sales for products from Marconi Corporation plc and Non-NARF businesses are transacted through NARF regions where economies of scale permit the NARF to conduct the business more efficiently (see page 16).

Non-NARF mainly comprises Marconi Corporation plc and our European and the Rest of the World businesses: Optical Networks, Access Networks, Other Network Equipment and Network Services and includes central costs.

Non-NARF holds the investment in Marconi Communications, Inc which eliminates on consolidation and gives rise to goodwill. The Group has previously impaired all the goodwill relating to the acquisition of FORE Systems and is carrying GBP97 million of goodwill as at 31 December 2003 relating to the acquisition of Reltec Corporation. As the purposes of this disclosure is to separately present NARF and Non-NARF businesses, we have removed the investment in NARF from the Non-NARF net asset statement and have not consolidated any of the NARF profits in the Non-NARF profit and loss account.

NARF and Non-NARF are the only two segments of the Group and can be reconciled to the Group as follows:


GBP million                                               3 months     9 months
                                                              to           to
                                                              31           31
                                                        December     December
                                                            2003         2003

Turnover
NARF                                                         135          395
Non-NARF                                                     273          769
                                                      ----------   ----------
Group                                                        408        1,164
                                                      ==========   ==========
Profit/(loss) for the period
NARF                                                           8           26
Non-NARF                                                     (88)        (186)
                                                      ----------   ----------
                                                             (80)        (160)
Goodwill amortisation on NARF                                 (3)          (9)
                                                      ----------   ----------
Group                                                        (83)        (169)
                                                      ==========   ==========
Net cash inflow from operating activities before
exceptional items
NARF                                                           8           25
Non-NARF                                                      27           75
                                                      ----------   ----------
Group                                                         35          100
                                                      ==========   ==========



                                                  31           30           31
                                            December    September        March
                                                2003         2003         2003
Net assets/(liabilities) after retirement
benefit deficits
NARF                                              89           93         (496)
Non-NARF                                          66          124       (2,954)
                                             -------      -------      -------
                                                 155          217       (3,450)
Goodwill related to the acquisition of            97          106          118
Reltec (NARF)
                                             -------      -------      -------
Group                                            252          323       (3,332)
                                             =======      =======      =======

Goodwill reduces due to amortisation through the profit and loss account and foreign exchange movements recognised through reserves.

B) OPERATING AND FINANCIAL REVIEW

The following discussion of the financial statements of NARF and Non-NARF should be read in conjunction with the Group discussion above. We highlight below any matters related to trends in NARF or Non-NARF, require additional explanation or commentary in addition to from the overall results for the Marconi Corporation plc Group as discussed in Results of Operations, Financial Condition and Liquidity and Capital Resources above.

RESULTS OF OPERATIONS


Sales

Third quarter sales for the NARF of GBP135m were GBP4m or 3 per cent lower than second quarter sales of GBP139 million mainly due to the depreciation of the US dollar in the quarter. Had the US dollar remained stable in the quarter, sales would have been around GBP10 million higher.

As discussed on pages 18 and 19, BBRS recorded total sales of GBP43 million in the three months ended 31 December 2003, down by GBP10 million or 19 per cent compared to GBP53 million in the three months ended 30 September 2003. A slight decrease of GBP2 million in sales of BBRS services was compounded by a decline of GBP8 million in equipment sales. Other than the impact of the weakening US dollar, the decrease was in equipment sales to the US Federal Government, as expected, after the seasonally higher level of spend in the previous quarter. This trend is in line with the US Federal Government's typical seasonal purchasing pattern.

Total OPP sales of GBP55 million in the three months ended 31 December 2003, increased by GBP1 million compared to GBP54 million in the three months ended 30 September 2003. Continued softness in central office spending by US wireline operators led to a further reduction in sales of OPP services but this was more than offset by an approximate 10 per cent increase in OPP equipment sales resulting from the continued strong level of shipments to wireless operators in the US and CALA during the period.

NAA sales increased by 13 per cent to GBP34 million from GBP30 million, driven by ADSL upgrade programmes (particularly at BellSouth).

Total sales recorded in the NARF during the nine months ended 31 December 2003 were GBP395 million included GBP7 million of products and services from Non-NARF businesses, which were sold through NARF entities.

Third quarter sales for the Non-NARF of GBP273 million were GBP23 million or 9 percent greater than second quarter sales, with the improvement mainly due to Access Network Equipment and Value Added Services.

Optical Network Sales were stable on the second quarter at GBP81 million as operators continued to spend only to maintain the smooth running of existing infrastructure as opposed to new build projects. In particular, increased shipments of SDH equipment to Telecom Italia offset a reduction in the level of sales of optical equipment to BT, mainly due to the timing of shipments.

We recorded a 29 percent sequential increase in sales of Access Networks, from GBP48 million in the second quarter, to GBP62 million. This was driven by continued strength in demand in the German market for fixed wireless access equipment to mobile operators ahead of the 31 December 2003 deadline set by the National Regulator to achieve 25 percent 3G mobile coverage. We also experienced a slight seasonal increase in sales of narrowband access products at the end of the financial year to a number of German customers. The above more than offset a slight reduction in the level of sales of our multi-service access node, the Access Hub, from GBP10 million in the second quarter to GBP9 million. While the volume of shipments to Telecom Italia increased significantly during this period, a high proportion of this was scheduled towards the end of the quarter and in accordance with the contract terms will be recognised as sales during the fourth quarter.

Sales of Other Network Equipment were stable on the second quarter at GBP17 million. A decline in sales of multi-media terminals and payphones were offset by additional sales from the phasing of long-term legacy infrastructure contracts in Hong Kong.

Overall Networks Services in Non-NARF increased by GBP8 million or 7 percent on the second quarter. This was driven by growth in Value-Added Services, up GBP7 million to GBP68 million, with IC&M stable. The growth in VAS resulted mainly from the higher level of sales under one specific long-term cable services contract in the UK as well as an increase in wireless service sales under one specific contract in the Middle East. We also recorded modest growth in sales of Integrated Systems mainly driven by the completion of key milestones in transport sector projects in Germany.

Operating Profit/(Loss)
The gross margin in NARF decreased from 38.1 per cent in the three months ended 30 September 2003 to 36.3 per cent in the three months ended 31 December 2003 primarily due to the expected lower proportion of higher margin BBRS equipment. Non-NARF gross margin increased from 20.0 per cent in the three months ended 30 September 2003 to 24.9 per cent in the three months ended 31 December 2003. As discussed on page 22 and 23 this improvement was mainly due to cost savings in our European supply chain and manufacturing operations, and increased volume in fixed access wireless equipment, particularly in Germany. NARF gross margins are driven by the BBRS business which benefits from gross margins which are higher than the average for our group. BBRS forms an important part of our next generation product and service offering and is not a business which we are currently managing for value and ultimately disposal.

Operating expenses in NARF increased by GBP3m to GBP41 million, or 30 per cent of sales, in the three months ended 31 December 2003 from GBP37 million, or 27 per cent of sales, in the three months ended 30 September 2003. This increase is mainly due to GBP5 million of exceptional items largely relating to an increase in provision to settle a legal claim with Telcordia and set out in Note
19. The balance in the third quarter of GBP1 million was site rationalisation and employee severance costs, which was comparable with GBP2 million in the second quarter.

Non-NARF operating expenses were GBP136 million in the third quarter, an increase of GBP15 million on the second quarter. Operating expenses before exceptional items and goodwill amortisation decreased from GBP93 million to GBP84 million as a result of the cost reduction initiatives described on page
24. Goodwill amortisation at GBP22 million in the quarter was slightly up on the GBP21 million in the second quarter. Operating exceptionals are described in the Notes to the Non Statutory Accounts (Note 4) and increased from GBP12 million to GBP30 million as a result of the restructuring and site rationalisation described on page 24.

NET ASSET STATEMENTS

The net assets in NARF are GBP89 million at 31 December 2003, a decrease of
GBP4 million from GBP93 million at 30 September 2003 and increase of GBP585 million from 31 March 2003. The improvement since 31 March 2003 was due to the recapitalisation of Marconi Communications, Inc as a condition of the financial restructuring of the Group. This was mainly achieved by a loan to Marconi Communications, Inc from a subsidiary of Marconi Corporation plc being capitalised leading to a reduction in creditors payable within and after more than one year of GBP527 million. In addition, Non-NARF invested GBP42 million of cash in Marconi Communications, Inc prior to the financial restructuring to ensure that it has sufficient cash to meet its obligations as they fall due. This cash has not been used by NARF in the period.

The decrease of GBP4 million from 30 September 2003 is the net of the profit made in the quarter of GBP8 million and exchange losses of GBP12 million.

The Non-NARF net assets (excluding the investment in NARF) of GBP66 million have decreased by GBP58 million from 30 September 2003 and increased by GBP3,020 million from net liabilities of GBP2,954 million at 31 March 2003. The improvement since 31 March 2003 is a result of the financial restructuring of the Group explained on page 8.

Goodwill arising on the acquisition of Reltec is not carried by NARF or Non-NARF and only arises on the consolidation of the two segments. Goodwill in the Non-NARF net asset statement principally relates to GPT, Bosch and Nokia and is being amortised as discussed on page 33.

Tangible fixed assets are reducing in NARF and Non-NARF, as depreciation continues to exceed capital expenditure and foreign exchange impacts within NARF.

All investments are held by Non-NARF entities and are explained on page 34.

The NARF businesses have continued to focus on facility site rationalisation and streamlining the use of contract manufacturers as a means of enhancing inventory and supplier management. Consequently, inventory in NARF is low compared with the Non-NARF. NARF inventory has increase in the quarter following ADSL deployments in NAA. Non-NARF inventory continues to fall as discussed on page
34. Debtors and creditors include amounts due to and from Non-NARF companies. At 31 December 2003, these balances net to GBP20 million, payable to NARF from Non-NARF. Provisions are explained on page 35. Principally, NARF has increased due to the Telcordia claim and Non-NARF due to redundancy plan charges.

Retirement benefit scheme deficits have mainly reduced due to foreign exchange. In NARF, retirement benefit schemes relate to former Reltec plans for NAA and OPP employees. The Marconi USA Employees' plan, which has a deficit of GBP9 million at 31 December 2003, includes assets and liabilities in respect of NARF and Non-NARF employees and deferred pensioners. As the sponsoring company lies within Non-NARF, all of the deficit is allocated to Non-NARF. An actuarial valuation was undertaken at 30 September 2003 for all plans. The reduction in the NARF and Non-NARF pension deficit was mainly due to our return on pension assets exceeding expectation. The reduction in the three months ended 31 December 2003 was mainly as a result of the factors discussed on page 35.

Cash Flow

Of our total cash inflow from operating activities before exceptional items of GBP35 million in the quarter, NARF contributed an inflow of GBP8 million and Non-NARF an inflow of GBP27 million.

NARF net cash inflow from operating activities before exceptional items of GBP8 million compared to GBPnil in the previous quarter. In the third quarter, operating profit was offset by the payment of GBP10 million of inter company creditors to Non-NARF. Working capital tied up in the increase in creditors was funded through cash collection from debtors. In the previous quarter, operating profitability before exceptional items was offset by working capital movements due to the timing of creditor payments and reductions in advanced billings on legacy enterprise customer service contracts.

Non-NARF generated a net cash inflow of GBP27 million in the third quarter compared with GBP33 million in the second quarter. The cash generated through our improved operating profitability was offset by the settlement of overdue creditors. Of our total operating exceptional cash outflow of GBP22 million, GBP3 million was incurred in NARF and GBP19 million in Non-NARF. The main factor contributing to the higher level of exceptional cash costs in Non-NARF compared to NARF is that a higher proportion of our current operational restructuring initiatives are focused in Non-NARF and in particular in Continental Europe, where costs associated with severance payments and plant rationalisation are typically higher than in the United States. The GBP3 million incurred in NARF, related to payments made as a result of onerous leases on vacant properties.

Of our total returns on investments and servicing of finance of GBP18 million, GBP17 million was incurred in Non-NARF and related mainly to interest paid on the Junior and Senior Notes issued by Marconi Corporation plc and the 10 per cent premium paid to redeem Junior Notes during the second quarter (see Returns on Investments and Servicing of Finance on page 38 above).

In NARF, the cash inflow from financing of GBP42 million in the nine months ended 31 December 2003 relates to the investment by Non-NARF in NARF discussed above. Non-NARF has included this under acquisitions and disposals.

NARF has a $22.5 million credit facility available for financial liquidity. The credit facility is secured by certain buildings and property located in the US. As of the end of the third and second quarter the NARF has not drawn any amounts under the credit facility. The NARF reconciliation of the net cash flow to movements in net monetary funds in the nine months ended 31 December 2003 included GBP527 million of loan capitalisation as discussed above.

20. SUPPLEMENTARY INFORMATION FOR NARF & NON-NARF SEGMENTS

C) FINANCIAL INFORMATION

CONSOLIDATED NARF PROFIT AND LOSS ACCOUNT

GBP million                                         3 months to    3 months to    9 months to
                                                  31 December   30 September    31 December
                                                         2003           2003           2003

TURNOVER
Continuing operations                                     135            139            395
                                                 ------------   ------------   ------------
OPERATING PROFIT
Operating profit
Excluding goodwill amortisation and exceptional            15             18             42
items
Goodwill amortisation                                       -              -              -
Operating exceptional items                                (6)            (2)            (8)
Continuing operations                                       9             16             34

Net interest payable                                        -             (1)            (6)
Net finance expenditure                                    (1)                           (1)

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION
Excluding goodwill amortisation and exceptional            14             17             35
items
Goodwill amortisation and exceptional items                (6)            (2)            (8)
                                                            8             15             27

TAX CHARGE ON PROFIT ON ORDINARY ACTIVITIES                 -              -             (1)

PROFIT ON ORDINARY ACTIVITIES                               8             15             26
Equity minority interests                                   -              -              -
                                                 ------------   ------------   ------------
PROFIT ON ORDINARY ACTIVITIES ATTRIBUTABLE TO               8             15             26
THE EQUITY SHAREHOLDERS AND RETAINED PROFIT FOR
THE PERIOD
                                                 =============  ============   ============



NARF CONSOLIDATED NET ASSET STATEMENT

GBP million                                          31 Dec   30 Sept      31
                                                                        March
                                                     2003      2003      2003

FIXED ASSETS
Tangible assets                                        84        94       115
                                                  -------   -------   -------

CURRENT ASSETS
Stocks and contracts in progress                       43        41        42
Debtors: amounts falling due within one year          212       229       259
Debtors: amounts falling due after more than one      174       186        83
year
Cash at bank and in hand                               65        75        24
                                                  -------   -------   -------
                                                      494       531       408

Creditors: amounts falling due within one year       (268)     (292)     (350)
                                                   ------    ------    ------
NET CURRENT ASSETS                                    226       239        58
                                                   ------    ------    ------
Total assets less current liabilities                 310       333       173
Creditors: amounts falling due after more than       (151)     (164)     (585)
one year
Provisions for liabilities and charges                (57)      (60)      (66)
                                                   ------    ------    ------
NET ASSETS/(LIABILITIES) BEFORE RETIREMENT            102       109      (478)
BENEFIT DEFICITS
Retirement benefit scheme deficits                    (13)      (16)      (18)
                                                   ------    ------    ------
NET ASSETS/(LIABILITIES) AFTER RETIREMENT BENEFIT      89        93      (496)
DEFICITS
                                                   ======    ======    ======





NARF CONSOLIDATED CASH FLOW STATEMENT

GBP million                                            3 months    3 months    9 months
                                                           to          to          to
                                                           31          30          31
                                                     December   September    December
                                                         2003        2003        2003

Net cash inflow from operating activities before            8           -          25
exceptional items
Exceptional cash outflows from operating                   (3)         (9)        (16)
activities
                                                      -------     -------     -------

Net cash inflow/(outflow) from operating
activities after exceptional items
Continuing operations                                       5          (9)          9

Returns on investments and servicing of finance            (1)         (1)         (2)
Tax paid                                                   (1)          -          (1)
Capital expenditure and financial investment               (2)         (1)          3
Acquisitions and disposals                                  -           -          (1)
                                                      -------     -------     -------
Cash inflow/(outflow) before use of liquid                  1         (11)          8
resources and financing

Net cash inflow from management of liquid                   -           -           3
resources
Capital contribution by Non-NARF group                      -           -          42
Other net cash inflow from financing                        -           8           5
                                                      -------     -------     -------
INCREASE / (DECREASE) IN CASH AND NET BANK                  1          (3)         58
BALANCES REPAYABLE ON DEMAND
                                                      =======     =======     =======


NARF RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET
MONETARY FUNDS/(DEBT)

GBP million                                                   3 months     9 months
                                                                  to           to
                                                                  31           31
                                                            December     December
                                                                2003         2003

Increase / (decrease) in cash and net bank balances                1           58
repayable on demand
Net cash inflow from management of liquid resources                -           (3)
Net cash inflow from increase in debt and lease                    -           (5)
financing
                                                          ----------   ----------
Change in net monetary funds/(debt) resulting from cash            1           50
flows

Other non-cash changes                                            (5)         522
Effect of foreign exchange rate changes                           (7)          (8)
                                                          ----------   ----------
Movement in net monetary funds/(debt) in the period              (11)         564

Net monetary funds/(debt) at beginning of period                  97         (478)
                                                          ----------   ----------
Net monetary funds at end of period                               86           86
                                                          ==========   ==========


NARF CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

GBP million                                                 3 months     9 months
                                                                to           to
                                                                31           31
                                                          December     December
                                                              2003         2003

Loss on ordinary activities attributable to the
shareholders
Group                                                          8           26
Share of joint ventures                                        -            -
Share of associates                                            -            -
                                                               8           26

Exchange differences on translation                          (12)         (12)

Actuarial gain recognised on retirement benefit                -            2
schemes
                                                         -------      -------
TOTAL RECOGNISED GAINS AND LOSSES                             (4)          16
                                                         =======      =======


NARF RECONCILIATION OF MOVEMENTS IN NET ASSETS


GBP million                                                3 months     9 months
                                                               to           to
                                                               31           31
                                                         December     December
                                                             2003         2003

Total recognised gains and losses                             (4)          16
Additional paid in capital (share premium)                     -          569
                                                        --------     --------
Total movement in the period                                  (4)         585

Total shareholders' interests at beginning of                 93         (496)
period
                                                        --------     --------
Total shareholders' interests at end of period                89           89
                                                        ========     ========

CONSOLIDATED NON-NARF PROFIT AND LOSS ACCOUNT

GBP million                                             3 months    3 months    9 months
                                                            to          to          to
                                                            31          30          31
                                                      December   September    December
                                                          2003        2003        2003

TURNOVER
Continuing operations                                      273         250         769
                                                      --------    --------    --------
OPERATING LOSS
Operating loss
Excluding goodwill amortisation and exceptional            (20)        (42)       (114)
items
Goodwill amortisation                                      (22)        (21)        (65)
Operating exceptional items                                (30)        (12)        (61)
Continuing operations                                      (72)        (75)       (240)

Share of operating loss of joint ventures                    -          (2)         (2)
                                                      --------    --------    --------
                                                           (72)        (77)       (242)
Share of operating loss of associates
Excluding goodwill amortisation and exceptional              -          (1)         (6)
items
Goodwill amortisation                                        -          (2)         (5)
                                                             -          (3)        (11)
                                                      --------    --------    --------
Total operating loss                                       (72)        (80)       (253)

Non-operating exceptional items
Gain on disposal of discontinued operations                  -           -           9
Gain on disposal of associates                               1          76          77
Gain on disposal of fixed assets and investments in          1          24          19
continuing operations
                                                             2         100         105

Amounts written off investments                             (3)          -          (2)
Gain on waiver of balance payable to M (2003) plc            -           -          25
group
Net interest payable                                       (10)        (15)        (24)
Net finance expenditure                                     (4)        (12)        (51)

LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION
Excluding goodwill amortisation and exceptional            (34)        (72)       (197)
items
Goodwill amortisation and exceptional items                (53)         65          (3)
                                                           (87)         (7)       (200)
TAX (CHARGE)/CREDIT ON LOSS ON ORDINARY
ACTIVITIES
Excluding tax on goodwill amortisation and                   -          (3)         (5)
exceptional items
Exceptional tax credit                                       -           -          20
                                                             -          (3)         15

LOSS ON ORDINARY ACTIVITIES                                (87)        (10)       (185)
Equity minority interests                                   (1)          -          (1)
                                                      --------    --------    --------
LOSS ON ORDINARY ACTIVITIES ATTRIBUTABLE TO THE            (88)        (10)       (186)
EQUITY SHAREHOLDERS AND RETAINED LOSS FOR THE
PERIOD
                                                      =========   ========    =========


NON-NARF CONSOLIDATED NET ASSET STATEMENT

GBP million                                           31 Dec    30 Sept   31 March
                                                        2003       2003       2003

FIXED ASSETS
Goodwill                                               413        435         479
Tangible assets                                         89         98         128
Investments                                              9         23          63
                                                  --------   --------   --------
                                                       511        556         670
CURRENT ASSETS
Stocks and contracts in progress                       152        161         192
Debtors: amounts falling due within one year           486        519         658
Debtors: amounts falling due after more than one       151        167         611
year
Cash at bank and in hand                               622        697       1,134
                                                  --------   --------    --------

                                                     1,411      1,544       2,595

Creditors: amounts falling due within one year        (596)      (619)     (5,527)
                                                  --------   --------    --------

NET CURRENT ASSETS/(LIABILITIES)                       815        925      (2,932)
                                                  --------   --------    --------

Total assets less current liabilities                1,326      1,481      (2,262)
Creditors: amounts falling due after more than        (734)      (841)       (123)
one year
Provisions for liabilities and charges                (202)      (186)       (234)
                                                  --------   --------    --------

NET ASSETS/(LIABILITIES) BEFORE RETIREMENT             390        454      (2,619)
BENEFIT DEFICITS
Retirement benefit scheme deficits                    (324)      (330)       (335)
                                                  --------   --------    --------

NET ASSETS/(LIABILITIES) AFTER RETIREMENT BENEFIT       66        124      (2,954)
DEFICITS
                                                  =========  =========   =========

NON-NARF CONSOLIDATED CASH FLOW STATEMENT

GBP million                                         3 months     3 months     9 months
                                                        to           to             to
                                                        31           30             31
                                                  December    September       December
                                                      2003         2003           2003


Net cash inflow from operating activities before       27            33            75
exceptional items
Exceptional cash outflows from operating              (19)          (29)         (115)
activities
                                                 --------      --------      --------
Net cash inflow/(outflow) from operating                8             4           (40)
activities after exceptional items Continuing
operations

Returns on investments and servicing of               (17)          (22)          (35)
finance
Tax paid                                                -             -            (2)
Capital expenditure and financial investment           (1)           20            35
Acquisitions and disposals                              4           103            61
                                                 --------      --------      --------
Cash (outflow)/inflow before use of liquid             (6)          105            19
resources and financing

Net cash inflow from management of liquid               3             5            19
resources
Cash element of Scheme consideration                    -             -          (340)
Other net cash outflow from financing                 (51)         (112)         (161)
                                                 --------      --------      --------
DECREASE IN CASH AND NET BANK BALANCES REPAYABLE      (54)           (2)         (463)
ON DEMAND
                                                 ========      =========     ========

NON-NARF RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET
MONETARY FUNDS/(DEBT)

GBP million                                                 3 months to   9 months to
                                                          31 December   31 December
                                                                 2003          2003

Decrease in cash and net bank balances repayable on               (54)         (463)
demand
Net cash inflow from management of liquid resources                (3)          (19)
Net cash outflow from decrease in debt and lease                   51           161
financing
                                                           ----------    ----------
Change in net monetary funds/(debt) resulting from cash            (6)         (321)
flows

Other non-cash changes                                              5         3,434
Effect of foreign exchange rate changes                            21            48
                                                           ----------    ----------
Movement in net monetary funds/(debt) in the period                20         3,161

Net monetary debt at beginning of period                            2        (3,139)
                                                           ----------    ----------
Net monetary funds at end of period                                22            22
                                                           ==========    ==========

NON-NARF CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

GBP million                                                3 months     9 months
                                                               to           to
                                                               31           31
                                                         December     December
                                                             2003         2003

Loss on ordinary activities attributable to the
shareholders
Group                                                         (88)        (173)
Share of joint ventures                                         -           (2)
Share of associates                                             -          (11)
                                                              (88)        (186)

Exchange differences on translation                            24           29

Actuarial gain recognised on retirement benefit                 -           12
schemes
                                                      -----------   ----------
TOTAL RECOGNISED GAINS AND LOSSES                             (64)        (145)
                                                      ===========   ==========

NON-NARF RECONCILIATION OF MOVEMENTS IN NET ASSETS


GBP million                                               3 months     9 months
                                                                to           to
                                                                31           31
                                                          December     December
                                                              2003         2003

Total recognised gains and losses                            (64)         (145)
Movement in minority interests                                (1)           (1)
Shares to be issued                                            7            15
New share capital and share premium                            -         3,720
Additional investment in NARF excluded from                    -          (569)
supplementary net asset statement
                                                         ----------    ----------
Total movement in the period                                 (58)        3,020

Total shareholders' interests at beginning of period         124        (2,954)
                                                          ---------    ----------
Total shareholders' interests at end of period               66            66
                                                          =========    ==========


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MARCONI CORPORATION PLC



                                       By:     ____M Skelly____

                                       Name:   M Skelly
                                       Title:  Company Secretary


Date: February 12, 2004